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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CSG SYSTEMS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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PRELIMINARY PROXY STATEMENT
DATED MARCH 19, 2010

CSG Systems International, Inc.

9555 Maroon Circle
Englewood, Colorado 80112

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2010

        The annual meeting of stockholders of CSG Systems International, Inc. (the "Company") will be held at the office of CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, on Wednesday, May 19, 2010, at 8:00 a.m., for the following purposes:

  1.
  To elect three Class I Directors.

  2.
  To approve the potential issuance of shares of common stock equal to 20% or more upon conversion of our 3.0% Senior Subordinated Convertible Notes due 2017.

  3.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2010.

  4.
  To transact such other business as properly may come before the meeting or any adjournments thereof.

        The Board of Directors fixed the close of business on March 23, 2010, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the meeting and any adjournment thereof.

        All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Joseph T. Ruble Secretary

April 9, 2010

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING
TO BE HELD ON MAY 19, 2010

The proxy statement and the Company's Annual Report on Form 10-K are available at
www.edocumentview.com/csgs.

ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING. HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY.

IF YOU ATTEND THE MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE IN PERSON. IF YOU WISH TO ATTEND AND VOTE AT THE MEETING AND YOUR SHARES ARE HELD IN "STREET NAME", YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

Page
Questions and Answers About the Proxy Materials	1
Corporate Governance and Board of Directors Matters	5
Compensation of Directors	10
Proposal 1: Election of Directors	11
Beneficial Ownership of Common Stock	16
Compensation Discussion and Analysis	19
Executive Compensation	31
Compensation Committee Report	44
Proposal 2: Approval of the potential issuance of shares of common stock equal to 20% or more upon conversion of our 3.0% Senior Subordinated Convertible Notes Due 2017	44
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	49
Report of the Audit Committee	50
Related Party Transactions	51
Other Matters	51
Annual Report and Financial Statements	52

PRELIMINARY PROXY STATEMENT
DATED MARCH 19, 2010

CSG Systems International, Inc.
9555 Maroon Circle
Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

May 19, 2010

 QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2010 ANNUAL MEETING

Q:    Why am I receiving these materials?

A:
The Board of Directors (the "Board") of CSG Systems International, Inc. ("we" or the "Company") has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at our 2010 Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournments of the Annual Meeting. The Annual Meeting will take place at CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, on Wednesday, May 19, 2010, at 8:00 a.m. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

Q:    What information is contained in this Proxy Statement?

A:
The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and "named executive officers," corporate governance and information on our Board, and certain other required information.

Q:    How do I get electronic access to the proxy materials?

A:
You may view our proxy materials at www.edocumentview.com/csgs.

Q:    What items of business will be voted on at the Annual Meeting?

A:
The items of business scheduled to be voted on at the Annual Meeting are:

•
The election of three Class I Directors.

•
Approval of the potential issuance of shares of common stock equal to 20% or more upon conversion of our 3.0% Senior Subordinated Convertible Notes due 2017.

•
The ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

  We will also consider any other business that properly comes before the Annual Meeting.

Q:    How does the Board recommend that I vote?

A:
Our Board recommends that you vote your shares (1) "FOR" each of the nominees to the Board, (2) "FOR" the potential issuance of shares of common stock equal to 20% or more upon conversion of our 3.0% Senior Subordinated Convertible Notes due 2017, and (3) "FOR" the ratification of KPMG LLP as our independent registered public accounting firm for 2010.

Q:    What shares can I vote?

A:
The Board fixed the close of business on March 23, 2010, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, there were outstanding and entitled to vote at the Annual Meeting [                        ] shares of common stock of the Company, par value $.01 per share ("Common Stock").

Q:    How many votes am I entitled to per share?

A:
Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held as of the record date.

Q:    How can I attend the Annual Meeting?

A:
You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the record date or you hold a valid proxy for the Annual Meeting.

Q:    How can I vote my shares in person at the Annual Meeting?

A:
Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:    How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. All shareholders can vote by proxy over the Internet by following the instructions provided. You can also vote by mail or telephone pursuant to instructions provided on the proxy card or, if you hold shares beneficially in street name, by instructions provided by your broker, bank, trustee or nominee.

Q:    Can I change my vote?

A:
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (1) delivering a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above, (2) providing a written notice of revocation to our Secretary, prior to the vote, or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:    How many shares must be present or represented to conduct business at the Annual Meeting?

A:
The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of the issued and outstanding Common Stock of the Company must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q:    How are votes counted?

A:
Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector appointed for the Annual Meeting. In the election of directors, you may vote "FOR" all or some of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For the potential issuance of shares of common stock up to 20% or more upon conversion of our 3.0% Senior Subordinated Convertible Notes due 2017 and the ratification of the appointment of KPMG, you may vote "FOR," "AGAINST" or "ABSTAIN." If you elect to "ABSTAIN," the abstention has the same effect as a vote "AGAINST." If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board.

Q:    What is the voting requirement to approve each of the proposals?

A:
In the election of directors, the three persons receiving the highest number of affirmative "FOR" votes at the Annual Meeting will be elected. The affirmative "FOR" vote of a majority of the votes cast on the second and third proposals is required to approve the potential issuance of shares of common stock up to 20% or more upon conversion of our 3.0% Senior Subordinated Convertible Notes due 2017 and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010.

  If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given, such as the election of the directors. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.

Q:    Is cumulative voting permitted for the election of directors?

A:
No. You may not cumulate your votes for the election of directors.

Q:    What happens if additional matters are presented at the Annual Meeting?

A:
Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Peter E. Kalan and Joseph T. Ruble, and each or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason either of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the solicitations by mail, the solicitation of proxies or votes may be made by our directors, officer and regular employees, without additional remuneration, and their appointed agents, in person, by telephone or by electronic communication. We will request banks, brokers, and other fiduciaries to forward proxy materials to the owners of stock held in their names and will reimburse such banks, brokers, and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Q:    Where can I find the voting results of the Annual Meeting?

A:
We intend to announce voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") no later than four business days after the Annual Meeting.

Q:    What is the deadline to propose actions for consideration at next year's Annual Meeting of stockholders or to nominate individuals to serve as directors?

A:
Under our bylaws, a stockholder who wishes to bring any business before the 2011 Annual Meeting of Stockholders of the Company must give advance written notice to us of such business and of any proposal which such stockholder wishes to have included in our Proxy Statement and on the proxy card for such annual meeting. The notice must be sent to our Secretary at our principal executive office, be received by our Secretary not later than December 10, 2010, and contain certain information required by our bylaws. Such advance notice requirement applies to all matters even if a stockholder does not seek to include in our Proxy Statement a proposal with respect to a particular matter. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

  Our bylaws also provide that stockholder nominations of persons for election to the Board are subject to certain advance notice and informational requirements. Copies of our bylaws are available to stockholders upon request made to our Secretary at the address set forth on the first page of this Proxy Statement.

  The bylaw requirements referred to above do not supersede the conditions and requirements established by the SEC for stockholder proposals to be included in our proxy materials for a meeting of stockholders, and in that regard stockholders also must comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

Q:    I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
We have adopted a procedure called "householding," which is permitted by the SEC. Under this procedure, we deliver a single copy of the proxy materials and the Form 10-K to stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and the Form 10-K to any stockholder at a shared address to which we delivered a single copy of any of these documents. To request a separate delivery of such documents now or in the future, a stockholder may submit a written request to our Investor Relations Department at the following address:

CSG Systems International, Inc.
9555 Maroon Circle
Englewood, Colorado 80112
Attn: Investor Relations Department

  You may also submit an oral request to such department at (303) 200-2000. Stockholders sharing an address who currently receive multiple copies of the proxy statements or Forms 10-K and who would rather receive only a single copy of any of such documents may request such delivery change by writing or calling our Investor Relations Department in the manner described above.

* * * * *

CORPORATE GOVERNANCE AND BOARD OF DIRECTOR MATTERS

        The Board has determined that Messrs. Cooper, Reed, Reznicek, Sica, Smith and Unruh and Ms. Obuchowski, who are non-employee directors of the Company, are "independent directors" as defined in the applicable rule of The Nasdaq Stock Market, Inc. ("NASDAQ"). Although Mr. Nafus is a non-employee director of the Company, he is not an "independent director" as defined in such NASDAQ rule because of his prior employment by the Company.

        The Board has established a process for stockholders of the Company to send communications to the Board or to a specified individual member of the Board. Such communications should be in writing and sent to the Board or such individual director in care of the Secretary of the Company at the address shown on the first page of this Proxy Statement. Depending upon the subject matter of the communication, the Secretary of the Company will either (i) forward the communication to all of the members of the Board or to the individual member of the Board to whom the communication is addressed, (ii) forward a communication relating to accounting, internal accounting controls or auditing matters to the chair of the Audit Committee of the Board, (iii) attempt to respond directly to an inquiry or request involving publicly available information about the Company or its stock or (iv) not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic. The Secretary of the Company will maintain a log of all communications addressed to the Board or an individual member of the Board which are not forwarded in accordance with this policy; directors of the Company may review such log at any time and request copies of any of such communications.

        Historically, very few stockholders of the Company have attended the Company's annual meetings of stockholders; almost all stockholders who vote do so by proxy. Accordingly, the Company's policy is that employee directors of the Company are expected to attend annual meetings of stockholders of the Company if their schedules permit and that non-employee members of the Board are not expected to attend annual meetings of stockholders but may do if they so desire. All nine directors attended the 2009 Annual Meeting of the Company's stockholders. The Board has scheduled the 2010 Annual Meeting to coincide with a regular quarterly meeting of the Board so that all Board members present at such meeting of the Board also can attend the Annual Meeting.

        During 2009, the Board held six meetings, and all directors of the Company attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served.

Audit Committee

        The Board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which is presently composed of Ms. Obuchowski, Mr. Reed and Mr. Reznicek (Chair). The Audit Committee's primary purposes, as set forth in its charter, are to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and provide oversight of our risk management program. The Audit Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company's web site is not incorporated by reference in this Proxy Statement. As required by the Audit Committee Charter, all of the members of the Audit Committee are "independent directors" as defined in the applicable NASD marketplace rule and also satisfy the other requirements of the NASD marketplace rules applicable to audit committee members. The Board has determined that Messrs. Reed and Reznicek are "audit committee financial experts" as defined by the SEC. The Audit Committee held four meetings during 2009.

        Moreover, the Audit Committee maintains oversight of the Company's risk management program as determined by the Board. To manage the Company's risk management program, the Company established a Business Risk Committee comprised of the Company's Named Executive Officers (chaired by the Chief Financial Officer) and coordinated by the Company's Internal Audit department. The Company's Internal Audit department has direct reporting responsibility to the Audit Committee. A quarterly report is presented to the Audit Committee by Internal Audit department summarizing the material existing and emerging business risks for Audit Committee's oversight. The Audit Committee Chair provides a summary to the Board at each meeting.

Compensation Committee

        The Board has a standing Compensation Committee, presently composed of Messrs. Cooper, Sica (Chair), Smith and Unruh. The Compensation Committee Charter provides, among other things, that the Committee is to review and recommend to the Board the Company's senior management compensation and benefits policies generally, evaluate the performance of the Company's executive officers and review and recommend to the Board or, when applicable, take independent actions with respect to the compensation of the Company's executive officers. The Compensation Committee also is responsible for the administration of and the granting of equity awards under the Company's 1996 Stock Incentive Plan (no further awards may be granted under this Plan), 2001 Stock Incentive Plan and 2005 Stock Incentive Plan and for the administration of the Company's Performance Bonus Program for the Company's executive officers. The Compensation Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company's web site is not incorporated by reference in this Proxy Statement. As required by the Compensation Committee Charter, all of the members of the Committee are "independent directors" as defined in the applicable NASDAQ rule and also are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held four meetings during 2009.

        The Compensation Committee meets at least quarterly. To fulfill its responsibilities of reviewing and establishing or recommending to the Board the compensation of the Company's executive officers, the Compensation Committee uses the services of an independent compensation consulting firm selected by the Committee, consults with the Company's Chief Executive Officer and Senior Vice President of Human Resources and draws upon the extensive business experience of the Committee's members. The Compensation Committee directs the independent compensation consulting firm to provide to the Committee a comprehensive formal assessment of the competitiveness of the Company's executive officer compensation program, including a comparison of the principal components of the Company's executive officer compensation programs (base salaries, performance bonuses and equity awards) with those of a peer group of other publicly owned companies; and the Compensation Committee considers such assessment and other data provided by the consultant in arriving at the Committee's decisions or recommendations to the Board with respect to base salaries and performance bonuses for the Company's executive officers. The Compensation Committee also considers the information provided by the Committee's independent compensation consultant in determining equity awards to be made by the Committee to the executive officers of the Company and the terms of such awards. Additional information with respect to the matters discussed in this paragraph appears in the "Compensation Discussion and Analysis" later in this Proxy Statement.

        In making equity awards to non-employee directors of the Company, the Compensation Committee considers relevant information provided by the independent compensation consultant and the recommendations of the Nominating and Corporate Governance Committee and the Board with respect to such awards.

        While the Board makes the final decisions with respect to the base salaries of the executive officers of the Company, the Compensation Committee makes specific recommendations to the Board with respect to such salaries and, in arriving at those recommendations, also considers the recommendations of the Company's Chief Executive Officer as to the base salaries of executive officers other than himself.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was an officer or employee of the Company at any time during 2009 or on the date of this Proxy Statement. During 2009, the Compensation Committee was comprised of Frank V. Sica, Ronald H. Cooper, Donald V. Smith, and James A. Unruh. In 2009, no member of the Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K. During 2009, none of our executive officers served on the board of directors or compensation committee of any other entity whose executive officer(s) served as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

        The Board has a standing Nominating and Corporate Governance Committee, presently composed of Mr. Cooper (Chair), Mr. Nafus, Ms. Obuchowski, and Mr. Smith. The Nominating and Corporate Governance Committee Charter provides, among other things, that the Committee is to identify individuals qualified to become Board members, recommend to the Board nominees for election as directors, recommend directors for appointment to Board committees, evaluate the Board's performance, review and recommend to the Board the compensation of the Company's directors and develop and recommend to the Board the Company's Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee Charter is available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company's web site is not incorporated by reference in this Proxy Statement. As required by the Nominating and Corporate Governance Committee Charter, a majority of the members of the Committee are "independent directors" as defined in the applicable NASD rule. All Committee members are independent, except for Mr. Nafus. As previously mentioned, Mr. Nafus is not considered an "independent director" because of his previous employment with the Company as President and CEO. The Nominating and Corporate Governance Committee held five meetings during 2009.

        In recommending to the Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the present composition of the Board to determine the qualities, skills and areas of expertise (including but not limited to financial and accounting expertise) needed to enable the Board and its committees to properly discharge their responsibilities. The Nominating and Corporate Governance Committee historically has relied upon recommendations from its members and other members of the Board and from the Company's Chief Executive Officer with respect to potential candidates for service on the Board. The Nominating and Corporate Governance Committee considers it necessary for the Board to have at least one of its independent members qualify as an "audit committee financial expert" and takes that requirement into account in making its recommendations to the Board. While the Nominating and Corporate Governance Committee has not established other specific minimum requirements for service on the Board, when assessing and determining a candidate's qualifications, the Committee considers among other things the number and type of other boards on which the candidate serves; other business and professional commitments of the candidate and potential conflicts of interest; the ability and willingness of a candidate to devote the required amount of time to the candidate's responsibilities as a Board member and as a member of one or more committees of the Board; the age, background, reputation, independence, experience, skills and judgment of the candidate; and the diversity of the Board's membership. Directors, while relying on the honesty and integrity of the Company's senior management and its outside advisors and auditors, are expected to exercise their best business judgment when acting on behalf of the Company and its stockholders and to adhere to the applicable provisions of the Company's Code of Business Conduct and Ethics.

        The Nominating Committee Charter expressly includes diversity as a consideration, and as mentioned above, our Nominating Committee considers diversity when nominating Board members. We interpret the term "diversity" in its broadest sense and believe that it encompasses many attributes, including age, background, experience, skills, substantive expertise, gender, ethnicity, geography, and education. Our Board is particularly interested in maintaining a collective group of individuals with experience in the following areas:

  •
  Active or retired executive officers of public and private companies,

  •
  Operations, finance, accounting, marketing, human resources, and sales;

  •
  International business;

  •
  Membership on boards of directors of publicly traded companies;

  •
  Communication service provider and related industries; and

  •
  Technology industry.

        Our Board members also should display the personal attributes necessary to be an effective director: integrity, sound judgment, independence, ability to operate collaboratively, and a fiduciary commitment to the Company and our stockholders. We consider the members of our Board to have a diverse set of business and personal experiences, backgrounds and expertise, and they all share the personal attributes described above. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate's credentials in the context of these standards. The Nominating and Corporate Governance Committee will consider qualified nominees for election as directors recommended by the Company's stockholders. A stockholder who wishes to recommend a nominee for consideration by the Nominating and Corporate Governance Committee should submit the recommendation in writing to the Secretary of the Company at the address shown on the first page of this Proxy Statement, indicating the proposed nominee's qualifications and other relevant biographical information and providing written confirmation of the proposed nominee's consent to serve as a director if nominated and elected. The Secretary of the Company will forward legitimate recommendations from stockholders to the chair of the Nominating and Corporate Governance Committee for further review and consideration. The bylaws of the Company provide that stockholder nominations of persons for election to the Board (as distinguished from recommendations to the Nominating and Corporate Governance Committee) are subject to certain advance notice and informational requirements; stockholders may obtain a copy of the relevant bylaw provisions from the Secretary of the Company at the address shown on the first page of this Proxy Statement.

Board Leadership Structure

        We believe that no one structure is suitable for all companies and recognize that different board leadership structures may be appropriate for companies in different situations and may change from time-to-time. From inception until June 2005, our Board operated with our chief executive officer and co-founder serving as our Chairman of the Board. In 2005, the Board reevaluated its leadership structure and determined that it would be preferable for one of the independent directors to serve as Chairman of the Board, and Mr. Reznicek was elected as the non-executive Chairman. Prior to his election, Mr. Reznicek had served as a director of our company for over eight years and had significant corporate governance experience from positions on other public company boards. Mr. Reznicek served as Chairman from 2005 - 2009. Effective January 1, 2010, Mr. Reed was elected as non-executive Chairman of the Board as the successor to Mr. Reznicek. The election of Mr. Reed as non-executive Chairman was made in conjunction with the Board's governance practices to rotate key board positions periodically. Mr. Reed was elected to the Board in 2005 and brings considerable previous experience as a public company director providing the basis for a sound and broad-based understanding of corporate governance and business strategy.

        Under our Corporate Governance Guidelines (the "Guidelines"), our Board has the flexibility to modify or continue our leadership structure in the future, as it deems appropriate, and our Chairman and CEO may be one person if the Board believes that allocation of responsibilities in this way would be in the best interest of the Company and it stockholders. In connection with recruitment and succession, the Board determines the appropriateness of its policies.

        At this time, we believe our current Board leadership structure is beneficial for us because of the additional oversight responsibilities required of directors, and it permits the CEO to devote more time to that position. By delineating the role of the Chairman position, we reduce duplication of efforts by the CEO and the Chairman. In addition, the Chairman of the Board and the CEO (if the CEO is not the Chairman of the Board) are free, as is the Board as a whole, to call upon any one or more directors to provide leadership in a given situation should a special need arise. Our Guidelines provide additional flexibility and the ability to select an appropriate leadership structure based on the then current needs of the Company.

        As previously mentioned, our Board has seven independent members, one employee director (our President and CEO), and one former employee director (our former President and CEO). We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

Code of Business Conduct and Ethics

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted a Code of Business Conduct and Ethics applicable to all of the directors, officers and employees of the Company and its subsidiaries. The Company's Code of Business Conduct and Ethics and the Company's Corporate Governance Guidelines are available on the Company's web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Any future amendments to the Code of Business Conduct and Ethics, or any future waiver of a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and relates to an element of the code of ethics definition enumerated in Item 406 of Regulation S-K, will be timely posted to our website upon their occurrence. Historically, we have had minimal changes to our Code of Business Conduct and Ethics, and have had no waivers of a provision of our Code of Business Conduct and Ethics for any of the aforementioned individuals within the applicable definition of code of ethics. Information on the Company's web site is not incorporated by reference in this Proxy Statement.

COMPENSATION OF DIRECTORS

        During the first and second quarters of 2009, each non-employee director of the Company was entitled to receive from the Company an annual retainer fee of $45,000 payable in quarterly installments and meeting attendance fees of $2,000 for attendance at a meeting of the Board and $1,250 for attendance at a meeting of a committee of the Board. Beginning in the third quarter of 2009, the annual retainer was increased by $7,500 per quarter, and Board members generally will no longer be paid for individual meetings. For 2010, the annual retainer fee will be $75,000.

        During the first and second quarters of 2009, the chairperson of the Audit Committee also was entitled to receive an annual retainer fee of $16,000 payable in quarterly installments, and each of the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee also was entitled to receive an annual retainer fee of $8,000 payable in quarterly installments. Commencing in the third quarter of 2009, the annual retainer fee for the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee was increased to $16,000 and $10,000, respectively, payable in quarterly installments.

        A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Kalan, President and Chief Executive Officer of the Company, is the only current officer or employee of the Company who serves as a director of the Company. No officers or employees of the Company currently serve on any committee of the Board.

        Effective January 1, 2010, Mr. Reed was elected as Chairman of the Board of the Company as the successor to Mr. Reznicek. The Chairman of the Board receives a fee for non-executive services in such capacity at an annual rate of $50,000, payable in quarterly installments. Such fee is in addition to the fees referred to in the preceding paragraphs. Neither Mr. Reed nor Mr. Reznicek is or was an employee of the Company, and neither of them receives any employee benefits from the Company.

        The following table contains information concerning the compensation of the Company's non-employee directors for 2009. All amounts have been rounded to the nearest whole dollar.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Ronald H. Cooper	$70,250	$77,900	$148,150
Janice I. Obuchowski	$79,250	$77,900	$157,150
Edward C. Nafus	$64,000	$77,900	$141,900
Donald B. Reed	$70,250	$77,900	$148,150
Bernard W. Reznicek	$132,500	$77,900	$210,400
Frank V. Sica	$78,500	$77,900	$156,400
Donald V. Smith	$70,250	$77,900	$148,150
James A. Unruh	$66,500	$77,900	$144,400

Totals	$631,500	$623,200	$1,254,700

(1)
This column reflects the aggregate grant date fair values of restricted stock awards granted in 2009. Each Board member was granted 5,000 shares of restricted stock in 2009, which will vest one year from the date of grant.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Board is divided into three classes presently consisting of three Class I Directors, three Class II Directors and three Class III Directors whose present terms continue until the annual meetings of stockholders of the Company to be held in 2010, 2011 and 2012, respectively, and until their respective successors are elected and qualified.

        Unless the proxy is marked otherwise, the person acting under the accompanying proxy will vote to elect Ms. Obuchowski and Messrs. Nafus and Reed as the Class I Directors. The proxy may not be voted for more than three directors. If a nominee is unable to serve, then the person acting under the proxy may vote the proxy for the election of a substitute nominee. The Company does not presently contemplate that any of the three nominees will be unable to serve. The Board recommends that stockholders vote FOR the election of Ms. Obuchowski and Messrs. Nafus and Reed as Class I Directors.

        The following information relates to the Board's nominees for election at the Annual Meeting and to the other directors of the Company whose terms of office will continue after the Annual Meeting:

Nominees for Election as Class I Directors With Terms Expiring in 2010:

Edward C. Nafus
Former Chief Executive Officer and President
CSG Systems International, Inc.

        Mr. Nafus, 69, was elected to the Board in March 2005. Mr. Nafus joined the Company in August 1998 as Executive Vice President and became the President of our Convergent Services and Solutions Division in January 2002. In April 2005, Mr. Nafus assumed the position of Chief Executive Officer and President of the Company and held that position until his retirement in December 2007. Prior to joining the Company, Mr. Nafus held numerous management positions within First Data Corporation from 1978 to 1998. From 1992 to 1998, he served as Executive Vice President of First Data Corporation; from 1989 to 1992, he served as President of First Data International; and Executive Vice President of First Data Resources from 1984 to 1989. From 1971 to 1978, Mr. Nafus worked in sales management, training and sales for Xerox Corporation. From 1966 to 1971, Mr. Nafus was a pilot and division officer in the United States Navy. Mr. Nafus holds a BS degree from Jamestown College.

        Mr. Nafus provides broad-based business experience, over 37 years, from his work at the Company and other large public companies. In his previous position as the Company's CEO and President, Mr. Nafus developed considerable skills in executive level leadership, strategic planning, business development, corporate governance and corporate financial management. Mr. Nafus also brings an extensive understanding of the corporation, its customers and business operations. He has significant global business skills acquired through his leadership in directing the domestic and international expansion of First Data Corporation's credit card processing division into Europe, Asia, Australia and Mexico. He also has experience in merger and acquisitions, financial management and sales training/consultancy.

Janice I. Obuchowski
President
Freedom Technologies, Inc.

        Ms. Obuchowski, 58, was elected to the Board in November 1997. She has been President of Freedom Technologies, Inc., a public policy and corporate strategy consulting firm specializing in media and telecommunications, since 1992. She was also founder and chairman of Frontline Wireless, Inc., a public safety network start-up, in 2007 through 2008. In 2003, Ms. Obuchowski was appointed by President George W. Bush to serve as Ambassador and Head of the U.S. Delegation to the World Radio Communication Conference. She has served as Assistant Secretary for Communications and Information at the Department of Commerce and as Administrator for the National Telecommunications and Information Administration. Ms. Obuchowski currently is a director of Orbital Sciences Corporation and Inmarsat. In the past five years, Ms. Obuchowski was also a director for Stratos Global Corporation.

        Ms. Obuchowski has held a number of high-level positions in the public and private sectors which provides her with broad leadership, organizational and executive level management skills. From her positions and appointments in the public sector, she has developed an extensive understanding of public policy and government regulations directly related to the communications sector, the Company's largest market. From her work in the private sector, she has developed skills in strategic planning, business development, corporate governance and financial management. Ms. Obuchowski's experience on other public company boards also provides her with a solid understanding of corporate governance and business strategy.

Donald B. Reed
Former Chief Executive Officer
Cable & Wireless Global

        Mr. Reed, 65, was elected to the Board in May 2005 and presently serves as the Company's non-executive Chairman of the Board. He currently is retired, having served as Chief Executive Officer of Cable & Wireless Global from May 2000 to January 2003. Cable & Wireless Global, Cable & Wireless plc's wholly owned operations in the United States, United Kingdom, Europe and Japan, is a provider of internet protocol (IP) and data services to business customers. From June 1998 until May 2000, Mr. Reed served Cable & Wireless in various other executive positions. Mr. Reed's career includes 30 years at NYNEX Corporation (now part of Verizon), a regional telephone operating company. From 1995 to 1997, Mr. Reed served NYNEX Corporation as President and Group Executive with responsibility for directing the company's regional, national and international government affairs, public policy initiatives, legislative and regulatory matters, and public relations. Mr. Reed currently is a director of Aggregate Industries in London, England, a wholly owned subsidiary of Holcim Group located in Switzerland. Within the past five years, Mr. Reed has also served as a director of Intervoice, Inc., Idearc Media (formerly Verizon Yellow Pages) and Bell Atlantic.

        Mr. Reed has over 36 years of corporate business experience with approximately 20 years of executive level management experience. He has held executive management positions at several multi-billion dollar corporations where he developed expertise in financial management, risk assessment, leadership, investment knowledge and strategic business development. Mr. Reed brings more than 30 years experience in the telecommunications industry, including his most recent assignment as Chief Executive Officer for Cable & Wireless Global, and provides the Company with a comprehensive understanding of business practices and special industry concerns of its largest target market. Mr. Reed also has extensive experience and skills in government affairs, public policy and regulation from his executive-level positions at NYNEX. He has broad international experience in global business operations, government and legal requirements, strategic planning and business development. Mr. Reed, additionally, brings considerable previous experience as a public company director providing the basis for a sound and broad-based understanding of corporate governance and business strategy.

Class II Directors With Terms Expiring in 2011:

Ronald H. Cooper
President and Chief Executive Officer
Clear Channel Outdoor Americas, Inc.

        Mr. Cooper, 52, was elected to the Board in November 2006. Mr. Cooper is currently the President and Chief Executive Officer of Clear Channel Outdoor Americas, Inc. He previously spent nearly 25 years in the cable and telecommunications industry, most recently at Adelphia Communications where he served as President and Chief Operating Officer from 2003 to 2006. Prior to Adelphia, Mr. Cooper held a series of executive positions at AT&T Broadband, RELERA Data Centers & Solutions, and MediaOne and its predecessor Continental Cablevision, Inc. He has held various board and committee seats with the National Cable Television Association, California Cable & Telecommunications Association, Cable Television Association for Marketing and the New England Cable Television Association. In addition, Mr. Cooper is a director of the Outdoor Advertising Association of America, a trustee at the Denver Art Museum and a director for Colorado Public Radio.

        Mr. Cooper has over 29 years of corporate business experience including 22 years at the executive level. His current and previous experience as an executive level manager with a number of large corporations provides him with extensive skills in operational performance, financial management, risk assessment, leadership, investment knowledge and strategic business development. Mr. Cooper has significant experience in the cable and telecommunications industry and is able to provide the Company with strategic insight into its largest market. Mr. Cooper has considerable board experience from his current and previous director positions on numerous industry association and non-profit boards.

Bernard W. Reznicek
Consultant
The Premier Group

        Mr. Reznicek, 73, was elected to the Board in January 1997 and served as the Company's non-executive Chairman of the Board from 2005 until 2009. He currently provides consulting services as President of Premier Enterprises, and is Chairman and Treasurer of Erra, Inc., a startup clean technology company. Mr. Reznicek previously was an Executive with Central States Indemnity Company of Omaha, a Berkshire Hathaway company, from 1997 to 2003. He has 40 years of experience in the electric utility industry, having served as Chairman, President and Chief Executive Officer of Boston Edison Company and President and Chief Executive Officer of Omaha Public Power District. Mr. Reznicek currently is a director of Pulte Homes, Inc. (NYSE) and infoGROUP Inc. (NASDAQ). Mr. Reznicek has previously been a director of State Street Corporation, Stone and Webster, and Guarantee Life.

        Mr. Reznicek has over 44 years of business experience including 23 years at the executive management level. He has held numerous executive management positions with a variety of organizations where he has developed extensive financial management, risk assessment, leadership, investment knowledge and strategic business development skills. Mr. Reznicek has held senior executive positions in the electric utility industry, providing an acute understanding of business practices and special industry concerns in this emerging market for the Company. He has developed extensive compliance, risk assessment and financial analysis aptitude through his executive positions with Boston Edison, Omaha Public Power and Central States Indemnity Company of Omaha, a Berkshire Hathaway company. Mr. Reznicek has significant corporate governance experience from his current and previous positions on numerous public company boards.

Donald V. Smith
Senior Managing Director
Houlihan Lokey Howard & Zukin, Inc.

        Mr. Smith, 67, was elected to the Board in January 2002. He is presently retired. Previously he served as Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc., an international investment banking firm with whom he has been associated from 1988 through 2009, and where he served on the board of directors of the firm. From 1978 to 1988, he was employed by Morgan Stanley & Co. Incorporated, where he headed their valuation and reorganization services. Mr. Smith is director of the Princeton (NJ) Health Care Foundation and on the board of directors and executive committee of Business Executives for National Security.

        Mr. Smith has over 38 years of extensive expertise in financial, investment and valuation analysis as an executive professional dealing with corporate finance, mergers, acquisitions, financial restructurings, and other financial activities such as public and private financings, repurchasing public stock and joint ventures. He has significant industry-specific executive experience in markets directly related to the Company's core competency, namely business services, data processing, software and information technology. Mr. Smith's current and former director positions at other public and charitable entities provides him with a comprehensive understanding of corporate governance and business strategy.

Class III Directors With Terms Expiring in 2012:

Peter E. Kalan
Chief Executive Officer and President
CSG Systems International, Inc.

        Mr. Kalan, 50, joined the Company in January 1997 and was named Chief Financial Officer in October 2000. In April 2006, he was named Executive Vice President of Business and Corporate Development. In December 2007, Mr. Kalan was named Chief Executive Officer and President, and elected to the Board. Prior to joining the Company, he was Chief Financial Officer at Bank One, Chicago, and he also held various other financial management positions with Bank One in Texas and Illinois from 1985 through 1996. Mr. Kalan holds a BA degree in Business Administration from the University of Texas at Arlington.

        Mr. Kalan is a skilled business executive with over 27 years of experience. He has been at the Company for over thirteen years and has over ten years of executive management experience. In his current responsibilities as Chief Executive Officer and President, Mr. Kalan brings executive level leadership, strategic thinking, business development and strong financial oversight skills to his position on the Board. In his previous position as Executive Vice President of Business and Corporate Development, Mr. Kalan developed expertise in corporate strategy, mergers and acquisitions, business valuation and capital markets. His experience as Chief Financial Officer provided experience in financial planning, corporate accounting, tax, budgeting, financial reporting, ethics, compliance and risk management. Mr. Kalan has extensive knowledge of the businesses and markets the Company serves, providing the Board with an acute understanding of business practices and special industry concerns.

Frank V. Sica
Managing Partner
Tailwind Capital

        Mr. Sica, 59, has served as a director of the Company since its formation in 1994. He is currently a Managing Partner of Tailwind Capital. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. From 2000 until 2003, he was President of Soros Private Funds Management which oversaw the direct real estate and private equity investment activities of Soros. In 1998, he joined Soros Fund Management where he was a Managing Director responsible for Soros' private equity investments. Mr. Sica currently is a director of JetBlue Airways, Kohl's Corporation, NorthStar Realty Finance Corporation, and Safe Bulkers.

        Mr. Sica brings wide-ranging experience in venture capital, private equity, mergers and acquisitions, capital markets, management recruitment, executive compensation and strategic planning across a broad range of commercial industries from his work at Morgan Stanley, Soros and now at Tailwind Capital. He has been a director of the Company for over 15 years and has a comprehensive understanding of the Company's business and markets. Mr. Sica has significant skills in strategic planning, financial analysis, risk assessment, and corporate governance acquired from his current and previous experience on other large public company boards.

James A. Unruh
Managing Principal
Alerion Capital Group

        Mr. Unruh, 69, was elected to the Board in June 2005. He became a founding principal of Alerion Capital Group, LLC (a private equity investment company) in 1998 and currently holds such position. Mr. Unruh was an executive with Unisys Corporation from 1987 to 1997 and served as its Chairman and Chief Executive Officer from 1990 to 1997. From 1982 to 1987, Mr. Unruh held various executive positions, including Senior Vice President, Finance, with Burroughs Corporation, a predecessor of Unisys Corporation. Mr. Unruh currently is a director of Prudential Financial, Inc., and LumenIQ. Additionally, he serves as non-executive Chairman of Apex Microtechnology and Tiros Corporation. In the past five years, Mr. Unruh has also served as a director of Tenet Healthcare Corporation, and Qwest Communications International Inc.

        Mr. Unruh has over 33 years of corporate business experience including 19 years at the executive management level. From his previous executive level management positions, Mr. Unruh brings extensive skills in strategic planning, operational performance, financial management, risk assessment, leadership and business development. From his current position as a principal of Alerion Capital Group, he brings a broad-based understanding of investments and corporate development in pursing long-term strategic business objectives. Mr. Unruh provides the Company with a unique combination of an in-depth competency of information technology with business and financial management experience through critical executive positions at leading multi-national technology firms. Mr. Unruh, additionally, has considerable experience as a public company director with a solid understanding of corporate governance.

Other Board Information

        There are no family relationships between any of the directors or executive officers of the Company. There are no arrangements between any director, nominee or executive officer of the Company and any other person pursuant to which such director, nominee or executive officer was selected for such position.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The table below sets forth each person known by the Company to own beneficially more than 5% of the outstanding Common Stock as of February 26, 2010.

Principal Stockholders

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,779,916	(1)	7.82%
Renaissance Technologies LLC James H. Simons 800 Third Avenue New York, New York 10022	2,298,322	(2)	6.47%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,625,280	(3)	7.39%

(1)
On January 29, 2010, BlackRock, Inc. ("BlackRock") filed an amendment to Schedule 13G with the SEC, stating that BlackRock has sole voting power and sole dispositive power over all of the shares. Barclays Global Investors, NA and certain of its affiliates owned substantially all of these shares prior to December 1, 2009, on which date BlackRock acquired Barclays Global Investors, NA and certain affiliates.

(2)
Renaissance Technologies LLC ("Renaissance") and Dr. James H. Simons ("Simons") filed a joint Schedule 13G with the SEC on February 12, 2010, stating that Renaissance and Simons, as control person of Renaissance, have sole voting power over 2,203,269 of these shares and sole dispositive power over 2,211,480 shares, and shared dispositive power over 86,842 of the shares.

(3)
The Vanguard Group, Inc. ("Vanguard") filed with the SEC an amendment to Schedule 13G with the SEC on February 5, 2010, stating that Vanguard has sole voting power over 47,859 of these shares, sole dispositive power over 2,577,421 shares, and shared dispositive power over 47,859.

Directors and Executive Officers

        The table below sets forth to the Company's knowledge the beneficial ownership of Common Stock by each director and each executive officer of the Company named in the Summary

Compensation Table, individually, and by all directors and executive officers of the Company as a group as of February 26, 2010.

Name of Beneficial Owner	Total Shares of Common Stock Beneficially Owned(1)(2)(3)	Percentage of Common Stock Outstanding
Ronald H. Cooper	14,000	*
Bret C. Griess	88,985	*
Peter E. Kalan	346,291	*
Edward C. Nafus	58,000	*
Janice I. Obuchowski	76,418	*
Donald B. Reed	20,000	*
Bernard W. Reznicek	39,627	*
Joseph T. Ruble	108,375	*
Robert M. Scott	48,367	*
Frank V. Sica	52,182	*
Donald V. Smith	44,000	*
James A. Unruh	17,000	*
Randy R. Wiese	144,790	*

All directors and executive officers as a group (13 persons)	1,058,035	2.93%

*
Less than 1% of the outstanding Common Stock.

(1)
Each person named has sole voting and investment power over the shares owned by him or her, except that Ms. Obuchowski has shared voting and investment power with respect to 3,000 shares owned jointly with her husband.

(2)
Includes 55,500, 15,533, 25,500, and 24,000 for a total of 120,533 shares subject to stock options that currently are exercisable or will become exercisable within 60 days which are held by Ms. Obuchowski, Mr. Reznicek, Mr. Sica and Mr. Smith and by all directors and executive officers as a group, respectively.

(3)
Includes restricted shares of Common Stock awarded under the 2005 Stock Incentive Plan of the Company, which have not vested. Each holder of restricted shares may vote such shares but may not sell, transfer or encumber such shares until they vest in accordance with the applicable restricted stock award agreement. The persons named in this table held the numbers of unvested restricted shares shown opposite their respective names as of February 26, 2010:

Name	Number of Unvested Restricted Shares
Ronald H. Cooper	5,000
Peter E. Kalan	197,500
Edward C. Nafus	5,000
Janice I. Obuchowski	5,000
Donald B. Reed	5,000
Bernard W. Reznicek	5,000
Joseph T. Ruble	75,625
Robert M. Scott	26,666
Frank V. Sica	5,000
Donald V. Smith	5,000
James A. Unruh	5,000
Bret C. Griess	69,790
Randy R. Wiese	88,875

Total:	498,456

        In 2007, the Board established stock ownership guidelines for the Company's directors and executive officers. Such guidelines provide that (i) each director of the Company should own at least 9,000 shares of Common Stock, (ii) the Chief Executive Officer of the Company should own at least that number of shares of Common Stock which is equal in value to 300% of his base salary and (iii) each other executive officer of the Company should own at least that number of shares of Common Stock which is equal in value to 100% of his base salary. The directors and executive officers of the Company have four years from the adoption of such guidelines to reach the applicable guideline level of Common Stock ownership. Each executive officer of the Company that was elected or promoted to an executive officer after May 2007 shall have four years from such election or promotion to reach the applicable guideline level of Common Stock ownership. Similar periods to reach such guideline levels will apply to newly elected directors or newly elected or promoted executive officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in the applicable regulations) and directors, and persons who beneficially own more than 10% of a class of the Company's equity securities registered under such Act, to file certain reports of ownership and changes of ownership of the Company's equity securities with the SEC. Officers, directors and more than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

        Based solely on its review of the copies of such forms submitted to it and written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that all filing requirements applicable to its officers and directors were complied with for the year ended December 31, 2009, except that Mr. Nafus did not timely file a Form 4 for a transaction occurring in January 2009; however, such transaction was subsequently reported on a Form 4, and such transaction is reflected in this Proxy Statement.

 COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview

        In the following section of our Proxy Statement, we discuss how our CEO and four other most highly compensated Executive Officers (our "Named Executive Officers" or "NEOs") were compensated in fiscal 2009, and describe how this compensation fits within our executive compensation philosophy.

Our Core Compensation Principles

        Our executive compensation program is based on three primary principles:

  •
  Align executive compensation with stockholder return over the short and long term;

  •
  Recognize and reward individual performance and contributions of each executive; and

  •
  Attract and retain qualified executives.

Each component of our executive compensation program is intended to be consistent with these principles. Both company and individual performance are evaluated annually and are closely tied to the achievement of predetermined financial and personal objectives.

NEO Compensation Is Evaluated by a Committee of Independent Directors

        Our Compensation Committee is currently composed of four directors, all of whom are independent directors under NASDAQ rules: Chairman Frank V. Sica, Ronald H. Cooper, Donald V. Smith and James A. Unruh. The Compensation Committee is responsible for:

  •
  Evaluating the performance of Company executive officers;

  •
  Reviewing and recommending to the Board, or when applicable taking independent action regarding, the compensation of Company executive officers;

  •
  Administering and granting awards under the Company's stock incentive plans;

  •
  Reviewing and recommending to the Board the performance bonus program for Company executive officers; and

  •
  Reviewing senior management compensation and benefits generally.

        In fulfilling its responsibilities, our Compensation Committee has used an independent compensation consultant to assist it in developing and implementing our executive compensation program. The Compensation Committee is responsible for selecting the consultant, negotiating the fees that are paid to the consultant and determining the scope of the engagement.

        For purposes of the 2009 compensation of our executive officers, the Compensation Committee engaged Watson Wyatt Worldwide, Inc.(1) ("Watson Wyatt") as its independent compensation consultant. As part of its overall compensation assessment, Watson Wyatt examines the compensation practices of a peer group of publicly owned companies which may compete with us for executive and other managerial talent or share important characteristics with us (e.g., technology companies with similar talent needs and reasonably comparable revenue and/or market capitalization). For more about the independent compensation consultant, see page 22.

(1)
As a result of a merger effective January 1, 2010, between Watson Wyatt and Towers, Perrin, Forster & Crosby, Inc., the merged entity is now known as "Towers Watson & Co.".

Executive Compensation Overview

The Company's Named Executive Officers

        For fiscal 2009, our Named Executive Officers were:

  •
  Peter E. Kalan, our President and CEO;

  •
  Robert M. Scott, our Executive Vice President;

  •
  Randy R. Wiese, our Executive Vice President and Chief Financial Officer;

  •
  Joseph T. Ruble, our Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer; and

  •
  Bret C. Griess, our Executive Vice President Operations.

The Principal Components of our Executive Compensation Program

        Our Compensation Committee has established three principal or core components of each NEO's compensation (excluding normal fringe benefits):

Core Component	Purpose and Objective	Percentage of Total Compensation(1)	Form
Base Salary	Provide base compensation that is competitive and fairly reflects the scope of responsibility, level of authority and overall duties of the position	20-30%	Cash
Annual Performance Bonus	Annual incentive bonus tied to Company and individual performance and achievement of individual performance objectives	19-23%	Cash
Long Term Incentive	Long term incentive compensation is intended to be tied to Company performance over the long term and align NEO interests with stockholder value	47-57%	Restricted stock awards

(1)
These percentages are based on the ranges in the NEO compensation earned for 2009 for all NEOs other than Mr. Scott, who received all of his compensation for 2009 in the form of base salary and annual performance bonus. See the Summary Compensation Table and Grants of Plan-Based Awards Table which appear later in this Proxy Statement more detailed information concerning compensation paid to NEOs.

        The following discusses the qualitative and quantitative aspects of these three core components of executive compensation.

  Base Salary.

        The qualitative objectives for base salary are a salary which:

  •
  Is competitive with the base salaries being paid to persons holding similar positions with companies that the Compensation Committee, with the assistance of its independent compensation consultant, considers to be an appropriate peer group; and

  •
  Fairly reflects the position and responsibilities of the particular NEO.

        Quantitatively, for 2009, the Compensation Committee considered a base salary for an NEO to be competitive generally if such salary was near the 50th percentile of the applicable peer group compensation. However, in considering peer group compensation, the Compensation Committee recognized that the comparisons may not be perfectly aligned because the executive titles and responsibilities at the peer group companies are unlikely to correspond exactly to the responsibilities of the Company's NEOs with similar or equivalent titles.

        For 2009, the Company's NEO group consisted of five persons, with a broad range of responsibilities consistent with the size and organization of the Company. The Compensation Committee considered that such responsibilities in other companies, including members of the peer group, may be divided among a larger number of executive employees or held by persons with different titles.

  Annual Performance Bonus.

        The qualitative objectives for the annual performance bonuses are to:

        (1)   Provide each NEO with the opportunity to earn a cash bonus in an amount which would result in such NEO's total annual cash compensation for the respective year (base salary plus cash bonus) to be competitive with the total annual cash compensation being paid to persons holding similar positions within the peer group companies, taking into account the differentiating factors referred to above, and which fairly reflects the position and responsibilities of the individual NEO; and

        (2)   Structure the annual performance bonus program in such a manner that it will, by being based on the achievement of key short-term objectives of meaningful increases in the Company's revenue and income, promote the Company's long-term financial success and enhance stockholder value.

        Quantitatively, based upon the information provided by the Compensation Committee's independent compensation consultant, the Compensation Committee recommends to the Company's Board base salaries for the NEOs which fall within or close to a targeted competitive percentile range and established performance bonus targets which are similarly intended to bring the total annual cash compensation of such NEOs within such target competitive percentile range (generally between the 50th and 75th percentile of the applicable peer group compensation, assuming that the performance bonuses are earned in an amount at or near their 100% target).

        Under the Performance Bonus Program, the Compensation Committee establishes on an annual basis (i) one or more Company performance goals that must be achieved in order for the participant to receive a bonus for that year, and (ii) the method, through an objective formula or standard, for computing the amount of the bonus award to be paid, if the performance goals are met. While it is not possible to predict with certainty the results of operations a year in advance, the Compensation Committee, after consulting with and receiving the consent of the Board, attempts to establish performance goal targets for the Performance Bonus Program which, if achieved, are most likely to result in a meaningful increase in stockholder value.

  Long Term Incentive Awards.

        In 2005, the stockholders of the Company approved the CSG Systems International, Inc. 2005 Stock Incentive Plan (the "2005 Stock Plan"). The 2005 Stock Plan authorizes the grant of (i) incentive stock options under the Internal Revenue Code, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) performance unit awards, (v) restricted stock awards, and (vi) stock bonus awards to eligible employees of the Company or its subsidiaries and to non-employee directors of the Company. The 2005 Stock Plan is administered by the Compensation Committee.

        The 2005 Stock Plan provides that the Compensation Committee may grant awards under the 2005 Stock Plan (i) to those officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to, or are likely to be responsible for or contribute to, the management, growth, and success of the Company or its subsidiaries and (ii) to non-employee directors of the Company. All of such persons are eligible to receive performance-based awards under the 2005 Stock Plan.

        The qualitative objective for long-term incentive awards is to align overall NEO compensation with long-term stockholder return and, in addition to the annual performance bonus program, to include an equity component that will directly coincide with stockholder value. The equity component of the Company's NEO compensation program includes grants of restricted stock, 50% of which vest over a four-year period without a specific performance component, and 50% of which vest based on the achievement of specific performance-based criteria over a targeted three-year period. This configuration of equity awards encourages the retention of NEOs over the long-term and further aligns their interests with the interests of the Company's stockholders.

        Quantitatively, in determining the amount of restricted stock granted to Company NEOs, the Compensation Committee also seeks to be competitive with the Company's peer group and for such purpose considers the information provided by the Compensation Committee's independent compensation consultant. Because the comparative data with respect to performance-based equity awards is limited, the Compensation Committee makes an independent judgment (based on the relevant data available and the members' extensive business experience) as to the number of shares granted to each NEO based on the value of the shares granted at the time of the grant in relation to (i) the NEO's cash compensation; (ii) the applicable performance targets for the performance-based grants and the potential difficulty in their achievement; and (iii) the corporate position and responsibilities of each NEO.

Determining Executive Compensation for NEOs

        On an annual basis, the Compensation Committee evaluates and recommends to the Board the base salary and annual incentive bonus for each NEO. The Compensation Committee also has sole authority to make long-term incentive equity awards. When making these decisions and recommendations the Committee considers competitive peer group information and guidance provided by the independent compensation consultant, Company audited financial results, individual performance reviews for each NEO provided by the Chief Executive Office, Compensation Committee and Board evaluations of the Chief Executive Officer and the performance-based vesting criteria for previously granted restricted stock awards. Compensation Committee and Board members also evaluate NEOs based on direct observation of NEO performance.

Determining Annual Base Salaries for NEOs

        Base salary decisions require several considerations such as competitive peer group information, scope of each NEO's role, tenure and experience, as well as individual performance. After considering the competitive information provided by the independent compensation consultant, recommendations from the Chief Executive Officer with respect to the other NEOs and its own evaluation of NEO performance, the Compensation Committee recommended to the Board (and the Board approved) that the 2009 annual base salaries for the four NEOs remain unchanged from 2008, at the levels described in the following table.

Named Executive Officer(1)	2008 Base Salary	2009 Base Salary	% Increase in Base Salary from 2008	Base Salary % of Total Targeted Cash Compensation
Peter E. Kalan	$500,000	$500,000	0%	48%
Robert M. Scott	$438,000	$438,000	0%	57%
Randy R. Wiese	$335,000	$335,000	0%	61%
Joseph T. Ruble	$280,000	$280,000	0%	61%

(1)
This Table does not include Bret C. Griess, who first became an NEO in 2009. The percentages in the final column assume a target bonus amount for each NEO based on the Company achieving 100% of the Company targeted performance objectives. See Summary Compensation Table which appears later in this Proxy Statement for further and more detailed information concerning compensation paid to Mr. Griess and other NEOs.

Determining the Annual Performance Bonuses for 2009

        The Annual Performance Bonus Program adopted by the Board and approved by the Company's stockholders in 2007, requires a set of pre-determined objectives for the Company and for each NEO. This short-term compensation component is paid to NEOs in cash only upon the Company's achievement of predetermined minimum annual corporate financial goals and the NEO's level of achievement of his individual performance objectives.

        The Annual Performance Bonus for each NEO is determined as shown below. The base salary is multiplied by the target bonus percentage for each NEO. This result is then multiplied by the percentage of the Company-wide bonus target achieved by the Company (which is the same for all NEOs) and the individual percentage achieved by the NEO, to determine the total annual performance bonus for the NEO.

Base Salary	×	NEO Target Bonus Percentage	×	Company Target Bonus Percentage Achieved	×	NEO Individual Objectives Percentage Achieved	=	Total Bonus Earned

        NEO Target Bonus Percentage.    For 2009, the bonus targets expressed as a percentage of base salary for each NEO assigned by the Compensation Committee were as follows:

NEO	Target Bonus%
Peter E. Kalan	110%
Robert M. Scott	75%
Randy R. Wiese	65%
Joseph T. Ruble	65%
Bret C. Griess	65%

        2009 Company Performance Measures.    The Compensation Committee decided to continue to use the criteria of total revenue and operating income that were selected in 2008, believing that meaningful increases in the Company's total revenue and operating income are key short-term objectives that ultimately will promote our long-term financial success and enhance stockholder value. In establishing these Company performance goals, the Compensation Committee concluded that it is important for management to focus on both total revenue and operating income, and therefore established a Performance Bonus Plan matrix that includes the two pre-established financial goals. In addition, the

Compensation Committee established specified minimum levels of both total revenue and operating income as the threshold financial performance goals for purposes of the Performance Bonus Plan, which must be met before any performance bonus is earned.

        The table below shows the 2009 Company performance measures for both target and actual. When the target level of performance is reached by the Company, the Company-wide payout percentage is 100%.

	2009 Target(1)	2009 Actual
Revenue	$513.0 million	$500.7 million
Operating Income	$69.1 million	$74.7 million

(1)
The Operating Income target amount was adjusted from the original 2009 target of $67.1 million of operating income to reflect the impact of a material change in certain operating expectations subsequent to the establishment of the original targets, as required under the terms of the Performance Bonus Program. This adjustment had the ultimate effect of reducing the overall level of bonuses paid out under the 2009 Performance Bonus Plan had the target otherwise been left unchanged.

        The 100% targets were initially established based upon the Company's internal budget for 2009 revenue and operating income. The minimum criteria established by the Compensation Committee necessary for the NEOs to receive any performance bonus were at least $474.5 million in total revenue and at least $51.0 million of operating income in 2009.

        Based on the actual 2009 Company financial performance as shown in the table above, the percent attainment of the 2009 bonus based on the predetermined financial objectives was 108%. For purposes of the Bonus Program, total revenue and operating income amounts are derived from the 2009 audited Consolidated Statement of Income of the Company and its subsidiaries. The Compensation Committee, as required by Section 162(m), has certified the attainment of our financial performance goals for purposes of the 2009 Performance Bonus Plan, and the Company made such performance bonus payments in March 2010.

        2009 Individual NEO Personal Performance Objectives.    The final element in the determination of the annual performance bonus is a determination by the Compensation Committee of each NEOs achievement of his personal performance objectives.

        Under the 2009 Performance Bonus Plan, an NEO could receive a performance bonus which is either more or less than (and possibly none of) his targeted bonus for the year, depending upon the level of attainment of the Company's financial performance goals and the NEO's personal performance, with a maximum performance bonus equal to 200% of the NEO's base salary with respect to personal performance; however, the Compensation Committee may exercise negative discretion and may not rate an NEO as achieving more than 100% of his personal performance goals.

        The individual performance objectives for the NEOs for 2009 were, for the most part, task and performance oriented within the context of the NEOs particular area of responsibility and were broadly described rather than involving specific monetary or numerical achievements. Such personal objectives were provided to the Compensation Committee in written form at the time the individual NEO performance bonus targets for 2009 were established by the Compensation Committee.

        Individual performance objectives for the NEOs were comprised of both common and unique objectives, including the following.

        Common Objectives.    Common elements of NEO objectives included:

  •
  Operational and Functional Responsibilities.  Each of the NEOs had as a personal objective to manage his assigned areas of accountability. The significance of this objective varied by NEO depending upon whether the NEO's responsibilities included accountability for profit or loss in a particular area of our business, or managing expenses within certain budgetary objectives.

  •
  Leadership.  The Company has identified key corporate values that define our culture, and each of the NEOs had a personal objective to demonstrate his leadership by living the Company's corporate values in his interactions with customers, colleagues, partners and vendors.

        Unique Objectives.    The following are examples of categories of personal objectives that were unique to one or more NEOs based on his area of responsibility within the Company:

  •
  Deliver on Key Development Initiatives.  As a technology company, we have a technology product road map requiring significant software development investments aimed at achieving specified feature and functional milestones.

  •
  Key Client Relationships.  A significant portion or our revenue is derived from a small number of key clients, and a key objective is to ensure that these relationships remain healthy and, when applicable, key contracts are renewed under terms satisfactory to both parties.

  •
  Staff Development.  Succession planning and development of key staff is an important company-wide objective, including transitioning identified tasks and functions from outgoing personnel to new personnel, where applicable.

  •
  Growth Initiatives.  Execution of Company's long-term strategic plan, including Company's merger, acquisition and partnership strategies, with a view to enhancing stockholder value.

  •
  Increasing Cost Efficiency.  Identifying and implementing potential cost savings and process efficiencies in identified areas of the Company.

        When the Compensation Committee met in February 2010 to consider the 2009 performance of the NEOs as compared with their individual objectives, Mr. Kalan as the Company's Chief Executive Officer, presented to the Compensation Committee, a review of the 2009 performances of the other NEOs and noted those aspects of the respective performance objectives that had not been entirely fulfilled. Mr. Kalan recommended to the Compensation Committee an overall percentage attainment on each individual objective achievement percentages for each of the NEOs. Outside of Mr. Kalan's presence, Mr. Reed discussed with the Compensation Committee Mr. Kalan's recommendations for each NEO as well as Mr. Kalan's performance in his capacity as CEO during 2009.

        The Compensation Committee, recognizing that the assignment of a numerical achievement level to the NEO personal objectives is largely a subjective exercise, relied both on Mr. Kalan's evaluations of the other NEOs and the Committee members' own direct observations in arriving at the percentages of achievement of such personal objectives to be used for purposes of actual performance bonus awards made for 2009. The Compensation Committee made its own judgment with respect to Mr. Kalan's achievement of his personal objectives based upon its direct observation of Mr. Kalan's performance in his various capacities. The NEO personal objective percentages determined by the Compensation Committee are described in the footnote 5 of the Summary Compensation Table which appears later in this Proxy Statement.

Determining Long-Term Incentive Awards

        Equity grants to NEOs are generally considered annually concurrently with Company and individual performance reviews and aligned with base salary and annual performance incentive determinations when the Compensation Committee can review the total compensation package for

NEOs and has the information provided by the independent compensation consultant to guide the decision making process.

        The Compensation Committee has no formal policy mandating that equity awards to NEOs be granted only within certain time frames (e.g., immediately following the announcement of quarterly financial results). The Compensation Committee believes that, in light of the considered nature of its equity award process, which generally is conducted in the same time period each year, and the significant differences between restricted stock awards and stock options, such a policy is not necessary.

        As of December 31, 2008, Mr. Kalan was the only NEO with an outstanding stock option, for the purchase of 22,450 shares of Common Stock which was granted in 2003. Mr. Kalan exercised this option in 2009, and as of December 31, 2009, there are no NEOs with outstanding stock options. No stock options have been granted to any NEO since 2003 and we do not contemplate granting any stock options to the NEOs during 2010.

        In 2009, the Compensation Committee continued the approach it implemented in 2007, and made restricted stock awards to NEOs in two forms: 50% of the shares granted vest in equal increments over a four-year period beginning on the first anniversary of the grant date, and 50% of the shares granted are performance-based awards which vest over a three-year period if certain performance thresholds are met.

        The goals established for the performance-based vesting, approved by the Company's stockholders in 2007, include stock price and adjusted earnings per diluted share ("EPS"). In selecting those two performance goals, the Compensation Committee chose to focus on two metrics which have a particularly close relationship to stockholder value. While stock price is an obvious measure of achieved stockholder value, the adjusted EPS calculation is designed to measure Company cash flow generating capabilities, which we believe is a metric often used by investors and financial analysts to evaluate our financial performance and assess our potential for increased stockholder value.

        In determining the number of shares of restricted stock to be granted to the Company's NEOs and the balance between performance-based and time-based vesting provisions, the Compensation Committee considered information received from the Committee's independent compensation consultant, as well as the views of the Company's senior management concerning the use of performance-based vesting for restricted stock.

        For 2009, the Compensation Committee established two alternative performance goal targets for the 2009 grant of performance-based awards (applicable to one-third of the performance-based shares granted):

  •
  $16.50 per share stock price (the share price value is determined by the average closing price for the first 20 trading days after public announcement of the Company's fiscal year-end results); and

  •
  $2.38 per share adjusted EPS

        The stock price target related to the 2009 grant reflected a 12% increase as compared to the average stock price in 2008. The adjusted EPS target related to the 2009 grant represented a 6.7% decrease from the Company's actual EPS for 2008.

        The Compensation Committee considered such targets to provide a meaningful challenge to the NEOs. Achievement of the stock price target depends not only upon improved operating performance and the future outlook for the Company, but also on stock market conditions generally, over which the NEOs have no control.

        The 2009 performance-based restricted stock awards vest in three approximately equal annual increments if the Company attains either of the specified performance goals for 2009, 2010, and 2011.

Each year's performance goal targets reflect a meaningful growth rate over the previous year's measures. If the Company does not attain either of the performance goals for a particular year, but does attain at least one of the performance goal targets for a subsequent year, then the unvested shares for the earlier year will vest in addition to the shares scheduled to vest in the current year.

        The Grants of Plan-Based Awards table appearing later in this Proxy Statement contains the details of the 2009 restricted stock awards to our NEOs.

        Additionally, based upon our 2009 results of operations, the Compensation Committee determined and, as required by Section 162(m), certified that the following performance-based restricted stock awards, related to the 2009, 2008 and 2007 grants, became vested:

	Stock Price		Adjusted EPS
	2009 Target	2009 Actual	2009 Target	2009 Actual
First-year increment of 2009 Award	$16.50	$20.64	$2.38	$2.57
Second-year increment of 2008 Award	$16.50	$20.64	$2.73	$2.57
Third-year increment of 2007 Award	$33.23	$20.64	$2.49	$2.57

Process for Establishing NEO Compensation

        Our executive compensation review process typically begins in the fourth quarter of each calendar year when the Compensation Committee conducts a preliminary review of the year-to-date status of the Company financial performance measures which are used to determine the annual performance bonuses and performance-based vesting of restricted stock awards, including any adjustments that may be appropriate in light of acquisitions or other material matters under the terms of such award plans. The Compensation Committee also receives reports and reviews on an on-going basis during the year, changes in applicable regulatory requirements, current governance best practices and relevant industry compensation trends.

        At its February meeting each year, the Compensation Committee receives reports from its independent compensation consultant and information and recommendations from management relating to annual base salaries, annual performance bonus targets and equity awards (currently restricted stock awards). In addition, at its February meeting, the Compensation Committee has the opportunity to review the list of peer group companies, industry appropriate survey data, the Company's financial results for the prior year, the Company's current year financial targets, and the individual performances of the NEOs.

The Role of the Independent Compensation Consultant regarding NEO Compensation

        Our Compensation Committee instructed Watson Wyatt to take a broad view of the competitive compensation landscape to assist the Compensation Committee in structuring a compensation program for our NEOs that balances short and long-term compensation, aligns NEO interests with stockholder returns and encourages better performance. We believe that this broader view of compensation practices has enabled us to attract and retain a highly talented executive team. Watson Wyatt reviews compensation data available from peer company proxy filings and published survey sources using position matches and data cuts that are selected as best representative of comparable positions in our industry.

        While the Compensation Committee selects the independent compensation consultant and determines the scope of the consultant's engagement, our management assists the consultant with its analysis and recommendations. For example, the consultant obtains from management historical pay data of the NEOs, management's perspectives on the competitive environment in which the Company operates and management's opinions as to which companies (or types of companies) are most likely to attempt to recruit talent from the managerial ranks of the Company. While the Compensation

Committee is primarily responsible for developing and implementing or recommending to the Board the various elements of the compensation program for our NEOs, our Chief Executive Officer provides performance evaluations and makes recommendations for the compensation of our other NEOs.

        The Compensation Committee periodically reviews its selection of its independent compensation consultant. Such a review was conducted in the first quarter of 2008 at which time the Compensation Committee elected to retain Watson Wyatt as its independent advisor for executive compensation matters in 2009. The Compensation Committee has elected to continue to engage Watson Wyatt, now known as Towers Watson & Co., as its independent advisor for executive compensation matters in 2010.

The Use of Benchmarking Data in Determining NEO Compensation

        To assist the Compensation Committee in establishing 2009 compensation for our NEOs, Watson Wyatt provided information requested by the Compensation Committee, including a competitive assessment using peer group compensation information and industry appropriate survey data (also referred to as "benchmarking") of the three primary elements of our NEO compensation packages:

  •
  Base Salary;

  •
  Target Total Cash Compensation (base salary plus target annual incentives); and

  •
  Total Direct Compensation (target total cash compensation plus an annualized value of any long term incentives granted).

        The independent consultant's information provided to the Compensation Committee includes an Executive Compensation Competitive Review, containing benchmarking of the Base Salary, Total Cash Compensation (at target) and Total Direct Compensation (at target) to be paid to the Company's NEOs, and a more general review of the short-term and long-term incentive programs of the Company. This process requires the identification of a peer group for comparison purposes, analysis of the projected total cash compensation (base salary and annual performance bonus) of the Company's NEOs for the prior year, and comparison with the equivalent peer group positions and industry appropriate survey data to reflect the approximate percentile in which the Company's NEOs would fall. Both the independent compensation consultant and the Compensation Committee recognize that the peer group comparisons and the industry appropriate survey data may not be perfectly aligned because the executive titles and responsibilities at the peer group companies are unlikely to correspond exactly to the responsibilities of the Company's NEOs with similar or equivalent titles.

        The written materials provided to the Compensation Committee by the independent compensation consultant are supplemented by dialogue with the consultant concerning the information provided, as well as information with respect to the independent compensation consultant's current experiences and observations regarding the compensation practices and philosophies of other companies. The process of establishing base salaries and annual performance bonus targets is not totally objective, but also involves competitive market considerations, and subjective considerations by the Compensation Committee in the case of each NEO. Such subjective factors include recognition and evaluation of the NEO's past performance, the scope of the NEO's prior responsibilities as compared with the anticipated scope of responsibilities or change in position in the year for which compensation is being established, technical skills, and personal qualities such as leadership skills and experience.

        The benchmark information provided to the Compensation Committee by the independent compensation consultant relates to prior years for which data is publicly available, and the Compensation Committee uses such information as a guide and not as an absolute measure of appropriate compensation. Based on all the information provided, the Compensation Committee then determines the appropriate NEO base salaries and annual performance bonus targets for the current year and whether to make any awards of restricted stock to our NEOs.

        The following is a summary comparison of base salary, total cash compensation (base salary + annual performance incentive) and total direct compensation (base salary + annual performance incentive + value of equity awards granted during the past year) against our peer group companies and appropriate survey data based on independent compensation consultant information available in February 2009.

  •
  Base Salary:  For 2009, the Compensation Committee generally considered a base salary for an NEO to be competitive if such salary was near the market median (or 50th percentile). For 2009, the base salaries for Mr. Kalan, Mr. Wiese, Mr. Griess and Mr. Ruble were competitive as such salaries were near the market median, while the base salary for Mr. Scott was positioned above the 75th percentile.

  •
  Total Cash Compensation:  For 2009, the Compensation Committee generally considered targeted total cash compensation for an NEO to be competitive if such targeted total cash compensation was between the 50th and 75th percentile, assuming that the Company performance goals have been met or exceeded. For 2009, the targeted total cash compensation for all NEOs were between the 50th and 75th percentile except for Mr. Scott whose total cash compensation is above the 75th percentile for this category.

  •
  Total Direct Compensation:  For 2009, the Compensation Committee generally considered total direct compensation (total cash compensation plus the value of any equity awards granted to the NEO during the past year) for an NEO to be competitive if such total direct compensation was near the market median (or 50th percentile). For 2009, Mr. Kalan was positioned between 50th and 75th percentile, Mr. Scott was positioned between 25th and 50th percentile and Mr. Wiese, Mr. Griess and Mr. Ruble were positioned near the 50th percentile. Overall, the independent compensation consultant concluded that the total direct compensation of the Company's NEOs were generally within a reasonable range around the median of its peer group.

        The table below shows how our NEOs compare (on a percentile basis) to our peer group company information for base salary, total cash compensation (base + annual performance bonus), and total direct compensation (base salary + annual performance bonus + value of equity awards granted during the past year).

	Base Salary	Total Cash Compensation	Total Direct Compensation
Peter E. Kalan	Near the 50th	Between the 50th and 75th	Between the 50th to 75th
Robert M. Scott	Near the 75th	Above the 75th	Between the 25th and 50th
Randy R. Wiese	Near the 50th	Between the 50th and 75th	Near the 50th
Joseph T. Ruble	Near the 50th	Between the 50th and 75th	Near the 50th
Bret C. Griess	Near the 50th	Between the 50th and 75th	Near the 50th

The Peer Group of Companies Used for Benchmarking

        The peer group of companies used for benchmarking are selected based on companies with similar industry and business models, and with annual revenues within a reasonable range of the Company's expected annual revenue. For the 2009, the peer group of companies used for comparison purposes consisted of the following 13 public companies:

ACI Worldwide, Inc.	Bottomline Technologies (de), Inc.
CyberSource Corporation	Epicor Software Corporation
Fair Isaac Corporation	Jack Henry & Associates, Inc.
Progress Software Corporation	Red Hat, Inc.
S1 Corporation	Solera Holdings, Inc.
StarTek, Inc.	TIBCO Software Inc.
TNS, Inc.

        The peer group is reviewed annually to ensure that its composition and characteristics remain consistent with our objectives.

Section 162(m) Requirements

        Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for federal income tax purposes for compensation paid to its NEOs who are employed as of the end of the year. This limitation does not apply to Chief Financial Officers or to compensation that qualifies under Section 162(m) as "performance-based" compensation (i.e., compensation paid only if the individual's performance meets pre-established objective performance goals approved by stockholders and other Section 162(m) requirements are satisfied). In February 2009 the Compensation Committee established certain objective performance goals for our NEOs under our stockholder-approved 2005 Stock Incentive Plan and under the Company's Performance Bonus Program to qualify as performance-based compensation for purposes of Section 162(m). The Performance Bonus Program was submitted to and approved by the Company's stockholders in May 2007. The Compensation Committee is responsible for the administration of both our 2005 Stock Incentive Plan and our Performance Bonus Program.

Other Compensation

        The Compensation Committee does not believe that perquisites and other compensation and benefits should play a major role in the overall compensation program for our NEOs. We offer our NEOs the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available Company-wide and through a more restricted (i.e., participation is limited to vice presidents and above) non-qualified deferred compensation program, both of which include Company matching contributions. The Compensation Committee views these deferral programs more as individual retirement planning options for our NEOs and not as a long-term compensation program. The amount of our contributions for each NEO is reported in footnote (6) to the Summary Compensation Table appearing later in this Proxy Statement, along with the details of various items of other NEO compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table contains information concerning compensation earned by the Company's Chief Executive Officers, Chief Financial Officers, and three other most highly compensated executive officers. All dollar values have been rounded to the nearest whole dollar.

Name and Principal Position(1)	Year	Base Salary	Bonus	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Peter E. Kalan—	2009	$500,000	$—	$1,439,000	$570,240	$25,588	$2,534,828
President and Chief Executive Officer(2)	2008	$500,000	$—	$1,179,000	$536,085	$35,885	$2,250,970
	2007	$425,000	$—	$1,049,200	$257,391	$41,381	$1,772,972
Robert M. Scott—	2009	$438,000	$—	$—	$354,780	$13,283	$806,063
Executive Vice President	2008	$438,000	$—	$471,600	$323,559	$23,125	$1,256,284
	2007	$425,000	$—	$1,049,200	$251,972	$24,714	$1,750,886
Randy R. Wiese—	2009	$335,000	$—	$575,600	$225,763	$21,524	$1,157,887
Executive Vice President and	2008	$335,000	$—	$471,600	$216,709	$21,778	$1,045,087
Chief Financial Officer	2007	$325,000	$—	$1,049,200	$170,584	$23,342	$1,568,126
Joseph T. Ruble—	2009	$280,000	$—	$503,650	$190,663	$22,761	$997,074
Executive Vice President, General	2008	$280,000	$—	$412,650	$182,997	$32,194	$907,841
Counsel, Corporate Secretary and Chief Administrative Officer	2007	$270,000	$—	$655,750	$111,308	$27,837	$1,064,895
Bret C. Griess—	2009	$325,000	$—	$503,650	$219,024	$20,731	$1,068,405
Executive Vice President Operations(3)

(1)
Each of the executive officers of the Company named in this table has a written employment agreement with the Company. The material terms of each employment agreement are summarized in the Employment Agreements section below.

(2)
On December 29, 2007, Mr. Kalan, Executive Vice President-Business and Corporate Development, became the President and Chief Executive Officer.

(3)
Mr. Griess was appointed Executive Vice President Operations in February 2009.

(4)
This column reflects the aggregate grant date fair value for both performance-based and non- performance-based restricted stock awards granted in 2009, 2008 and 2007, respectively.

(5)
This column reflects annual performance bonus amounts earned by the persons named in this table for services performed during 2009, 2008 and 2007. Such amounts were paid during the first quarter of the following year, and for 2009, were calculated as follows:

	Peter E. Kalan	Robert M. Scott	Randy R. Wiese	Joseph T. Ruble	Bret C. Griess
2009
Base salary at December 31, 2009	$500,000	$438,000	$335,000	$280,000	$325,000
2009 bonus target percentage(a)	110.0%	75.0%	65.0%	65.0%	65.0%

	550,000	328,500	217,750	182,000	211,250
2009 bonus payout percentage(b)	108.0%	108.0%	108.0%	108.0%	108.0%

	594,000	354,780	235,170	196,560	228,150
Personal objectives percentage(c)	96.0%	100.0%	96.0%	97.0%	96.0%

Totals	$570,240	$354,780	$225,763	$190,663	$219,024

(a)
Pursuant to the Company's Performance Bonus Program, on February 19, 2009, the Compensation Committee identified Messrs. Kalan, Scott, Wiese, Ruble, and Griess as participants in a 2009 Performance Bonus Plan (the "2009 Plan") and established performance goals for the purposes of the 2009 Plan. Such performance goals consisted of the attainment by the Company and its subsidiaries on a consolidated basis of (i) not less than a specified minimum level of total revenue for 2009 and (ii) not less than a specified minimum level of operating income for 2009. If either total revenue or operating income fell below the minimum specified level for 2009, then no bonus awards would have been paid under the 2009 Plan. Revenue and operating income are determined by reference to the Company's audited consolidated financial statements for 2009. The employment agreements of the persons named in this table provide that such persons are to have the opportunity to earn, as annual incentive bonuses, specified minimum percentages of their base salaries as follows: Mr. Kalan—50%; Mr. Scott—65%; Mr. Wiese—65%; Mr. Ruble—40%; and Mr. Griess—65%.

(b)
The 2009 incentive bonus payout percentage was based upon the combined levels of the Company's achievement of pre-established targets for 2009 total revenue and operating income.

(c)
The 2009 personal objectives percentage was based upon the level of achievement of each individual's personal performance objectives for 2009, as determined by the Compensation Committee of the Board. As a result of the 2009 personal objectives, the total annual performance amounts were reduced for Messrs. Kalan, Wiese, Ruble, and Griess by $23,760, $9,407, $5,897, and $9,126, respectively.
(6)
This column reflects 2009, 2008 and 2007 compensation of the persons named in this table that is not properly reportable in any other column of this table. For 2009, details of the "All Other Compensation" are as follows:

Compensation Item	Peter E. Kalan	Robert M. Scott	Randy R. Wiese	Joseph T. Ruble	Bret C. Griess
2009
Company 401(k) retirement plan contributions	$14,700	$11,025	$14,421	$14,421	$14,421
Company Wealth Accumulation Plan contributions	6,250	—	6,250	6,250	6,250
Financial planning benefits	2,000	2,000	715	2,000	—
Other perquisites	2,638	258	138	90	60

Totals	$25,588	$13,283	$21,524	$22,761	$20,731

Grants of Plan-Based Awards

        The following table contains information concerning grants of non-equity and equity plan-based awards by the Company during 2009 to the persons named in the Summary Compensation Table. All dollar values have been rounded to the nearest whole dollar.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
									All Other Stock Awards(3)
											Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold	Target (100%)	Maximum	Grant Date	Threshold	Target (100%) (shares)	Maximum (shares)	Grant Date	Number of Shares of Stock
Peter E. Kalan	February 19, 2009	$385,000	$550,000	$1,100,000	February 19, 2009	Stock Price or EPS	50,000	50,000	February 19, 2009	50,000	$1,439,000
Robert M. Scott	February 19, 2009	$229,950	$328,500	$657,000	February 19, 2009	Stock Price or EPS	—	—	February 19, 2009	—	$—
Randy R. Wiese	February 19, 2009	$152,425	$217,750	$435,500	February 19, 2009	Stock Price or EPS	20,000	20,000	February 19, 2009	20,000	$575,600
Joseph T. Ruble	February 19, 2009	$127,400	$182,000	$364,000	February 19, 2009	Stock Price or EPS	17,500	17,500	February 19, 2009	17,500	$503,650
Bret C. Griess	February 19, 2009	$147,875	$211,250	$422,500	February 19, 2009	Stock Price or EPS	17,500	17,500	February 19, 2009	17,500	$503,650

(1)
The actual amounts earned for 2009 are reported in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation". The award amounts assume the executive officers had achieved 100% of their personal performance objectives (see Footnote (5) to the Summary Compensation table). In February 2010, the Compensation Committee certified the 2009 Performance Bonus Plan Goal at 108.0%.

(2)
All restricted stock awards considered "equity incentive plan awards" are performance-based awards granted under the Company's 2005 Stock Incentive Plan. To vest in awards, the executives must attain objective performance goals based upon one or more of the following business criteria applicable to the Company: net income, adjusted net income, operating income, adjusted operating income, revenue, adjusted revenue, earnings, adjusted earnings, gross margin, return on stockholders' equity, stock price, earnings per share, adjusted earnings per share, and cash flow. The Compensation Committee must certify in writing that the performance goals and any other material terms applicable to such performance-based awards have been attained. The performance-based restricted stock awards granted in February 2009 vest, if at all, in three approximately equal installments over a three-year period consisting of 2010, 2011 and 2012, and the objective performance goals are based upon either (i) a specified adjusted earnings per diluted share target or (ii) a specified Company stock price. However, all unvested performance-based restricted stock awards covered by these grants automatically vest upon an involuntary (on the part of the executive) termination of the executive's employment without cause after a change of control of the Company.

(3)
All restricted stock awards considered "all other stock awards" are non-performance-based awards granted under the Company's 2005 Stock Incentive Plan. These restricted stock awards vest in four equal annual installments commencing on the first anniversary of the grant date. However, all unvested restricted shares covered by these grants automatically vest upon an involuntary (on the part of the executive) termination of the executive's employment without cause after a change of control of the Company.

(4)
This amount reflects the aggregate grant date fair value for both performance-based and non-performance-based restricted stock awards granted in 2009.

Outstanding Equity Awards at December 31, 2009

        The following table contains information concerning all stock options and unvested restricted stock held at December 31, 2009, by the persons named in the Summary Compensation Table. All dollar values have been rounded to the nearest whole dollar.

	Restricted Stock Awards
Name	Number of Shares of Stock That Have Not Vested(2)	Market Value of Shares of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(1)
Peter E. Kalan	103,750	$1,980,588	89,999	$1,718,081
Robert M. Scott	35,000	$668,150	19,999	$381,781
Randy R. Wiese	52,500	$1,002,225	39,999	$763,581
Joseph T. Ruble	42,500	$811,325	33,332	$636,308
Bret C. Griess	37,186	$709,881	28,750	$548,838

(1)
These columns reflect the market value of restricted stock awards that have not vested as of December 31, 2009. The market value was computed by multiplying the number of shares of restricted stock that have not vested as of December 31, 2009, by the closing price of the Company's common stock on December 31, 2009 of $19.09.

(2)
Detailed information relating to the non-performance-based unvested restricted stock awards as of December 31, 2009, and whether the restricted stock awards were granted under the Company's 2001 Stock Incentive Plan or 2005 Stock Incentive Plan is as follows:

Name	Grant Date	Plan Granted Under	Unvested Shares	Vesting Dates	Shares Vesting
Peter E. Kalan	January 10, 2006	2005 Plan	6,250	January 10, 2010	6,250
	March 27, 2007	2005 Plan	10,000	March 27, 2010	5,000
				March 27, 2011	5,000
	February 22, 2008	2005 Plan	37,500	February 22, 2010	12,500
				February 22, 2011	12,500
				February 22, 2012	12,500
	February 19, 2009	2005 Plan	50,000	February 19, 2010	12,500
				February 19, 2011	12,500
				February 19, 2012	12,500
				February 19, 2013	12,500

		Total	103,750
Robert M. Scott	January 10, 2006	2005 Plan	10,000	January 10, 2010	10,000
	March 27, 2007	2005 Plan	10,000	March 27, 2010	5,000
				March 27, 2011	5,000
	February 22, 2008	2005 Plan	15,000	February 22, 2010	5,000
				February 22, 2011	5,000
				February 22, 2012	5,000

		Total	35,000

Name	Grant Date	Plan Granted Under	Unvested Shares	Vesting Dates	Shares Vesting
Randy R. Wiese	January 10, 2006	2005 Plan	5,625	January 10, 2010	5,625
	May 17, 2006	2005 Plan	1,875	May 17, 2010	1,875
	March 27, 2007	2005 Plan	10,000	March 27, 2010	5,000
				March 27, 2011	5,000
	February 22, 2008	2005 Plan	15,000	February 22, 2010	5,000
				February 22, 2011	5,000
				February 22, 2012	5,000
	February 19, 2009	2005 Plan	20,000	February 19, 2010	5,000
				February 19, 2011	5,000
				February 19, 2012	5,000
				February 19, 2013	5,000

		Total	52,500
Joseph T. Ruble	January 10, 2006	2001 Plan	5,625	January 10, 2010	5,625
	March 27, 2007	2005 Plan	6,250	March 27, 2010	3,125
				March 27, 2011	3,125
	February 22, 2008	2005 Plan	13,125	February 22, 2010	4,375
				February 22, 2011	4,375
				February 22, 2012	4,375
	February 19, 2009	2005 Plan	17,500	February 19, 2010	4,375
				February 19, 2011	4,375
				February 19, 2012	4,375
				February 19, 2013	4,375

		Total	42,500
Bret C. Griess	January 10, 2006	2001 Plan	5,625	January 10, 2010	5,625
	March 27, 2007	2005 Plan	5,624	March 27, 2010	2,812
				March 27, 2011	2,812
	February 22, 2008	2005 Plan	8,437	February 22, 2010	2,813
				February 22, 2011	2,812
				February 22, 2012	2,812
	February 19, 2009	2005 Plan	17,500	February 19, 2010	4,375
				February 19, 2011	4,375
				February 19, 2012	4,375
				February 19, 2013	4,375

		Total	37,186
(3)
All performance-based restricted stock awards were granted under the Company's 2005 Plan. The restricted stock awards will vest only when and if certain pre-set performance goals for a particular year are met and the Compensation Committee of the Board certifies that such goals have been met (which is anticipated to occur around March 1 of the following year). Detailed information relating to the performance-based unvested restricted stock awards as of December 31, 2009 is as follows:

Name	Grant Date	Plan Granted Under	Unvested Shares	Actual/ Approximate Vesting Dates	Shares Vesting
Peter E. Kalan	May 25, 2007	2005 Plan	6,666	February 25, 2010	6,666
	February 22, 2008	2005 Plan	33,333	February 25, 2010	16,667
				March 1, 2011	16,666
	February 19, 2009	2005 Plan	50,000	February 25, 2010	16,666
				March 1, 2011	16,667
				March 1, 2012	16,667

		Total	89,999
Robert M. Scott	May 25, 2007	2005 Plan	6,666	February 25, 2010	6,666
	February 22, 2008	2005 Plan	13,333	February 25, 2010	6,667
				March 1, 2011	6,666

		Total	19,999
Randy R. Wiese	May 25, 2007	2005 Plan	6,666	February 25, 2010	6,666
	February 22, 2008	2005 Plan	13,333	February 25, 2010	6,667
				March 1, 2011	6,666
	February 19, 2009	2005 Plan	20,000	February 25, 2010	6,666
				March 1, 2011	6,667
				March 1, 2012	6,667

		Total	39,999
Joseph T. Ruble	May 25, 2007	2005 Plan	4,166	February 25, 2010	4,166
	February 22, 2008	2005 Plan	11,666	February 25, 2010	5,833
				March 1, 2011	5,833
	February 19, 2009	2005 Plan	17,500	February 25, 2010	5,833
				March 1, 2011	5,833
				March 1, 2012	5,834

		Total	33,332
Bret C. Griess	May 25, 2007	2005 Plan	3,750	February 25, 2010	3,750
	February 22, 2008	2005 Plan	7,500	February 25, 2010	3,750
				March 1, 2011	3,750
	February 19, 2009	2005 Plan	17,500	February 25, 2010	5,833
				March 1, 2011	5,833
				March 1, 2012	5,834

		Total	28,750

Option Exercises and Stock Vested

        The following table contains information concerning stock options exercised and shares of restricted stock which vested in the persons named in the Summary Compensation Table during 2009. All dollar values have been rounded to the nearest whole dollar.

	Stock Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Peter E. Kalan	22,450	$121,006	47,084	$649,280
Robert M. Scott	—	$—	39,584	$568,280
Randy R. Wiese	—	$—	32,334	$449,467
Joseph T. Ruble	—	$—	25,001	$350,764
Bret C. Griess	—	$—	22,251	$314,998

(1)
This column includes both time-based and performance-based restricted stock shares vesting in 2009. On February 18, 2009, the Compensation Committee certified the 2008 performance objectives were met for both the 2007 and 2008 performance-based restricted stock awards.

(2)
This column reflects the total dollar value realized upon the vesting of restricted stock during 2009. The total dollar value realized was computed by summing the dollar value realized for each share of restricted stock that vested. The dollar value realized for each share of restricted stock that vested was the closing market price of the Common Stock on the date of vesting.

Non-Qualified Deferred Compensation

        The following table contains information concerning contributions, earnings, withdrawals and account balances for the persons named in the Summary Compensation Table related to the Company's Wealth Accumulation Plan (the "Wealth Plan"). All dollar values have been rounded to the nearest whole dollar.

Name	Aggregate Balance at December 31, 2008	Executive Contributions in 2009(1)	Company Contributions in 2009(2)	Aggregate Earnings in 2009(3)	Aggregate Withdrawals/ Distributions in 2009(4)	Aggregate Balance at December 31, 2009(5)
Peter E. Kalan	$355,402	$51,808	$6,250	$76,432	$—	$489,892
Robert M. Scott	$251,194	$—	$—	$8,466	$—	$259,660
Randy R. Wiese	$194,508	$32,506	$6,250	$56,007	$(59,058)	$230,213
Joseph T. Ruble	$117,264	$45,749	$6,250	$51,014	$—	$220,277
Bret C. Griess	$386,894	$52,450	$6,250	$111,159	$—	$556,753

(1)
Pursuant to the Wealth Plan (an elective, non-qualified and unfunded deferred compensation plan for certain executive employees of the Company), each executive officer may make the following compensation deferral elections from November 15 through December 15 of the year preceding the year for which the deferral is to be effective: (i) up to 25% of the executive officer's base salary payable during the particular calendar year and (ii) up to 100% of the executive officer's cash bonus payable for the particular year, not to exceed an aggregate maximum deferral of $700,000 for any one year. The amounts reflected in this column are included in full either in the "Base Salary" column or in the "Non-Equity Incentive Plan Compensation" column (or partly in both columns) of the Summary Compensation Table in this Proxy Statement.

(2)
The Wealth Plan provides for the Company to credit each participant's deferral account with an amount equal to 25% of the participant's aggregate deferral amount for a particular year, up to a maximum Company credit of $6,250 for such year. The Wealth Plan provides that the Company credit occurs on the basis of payroll periods while the participant's election relates to the year in which the deferred amounts are earned. The amounts reflected in this column are included in the "All Other Compensation" column of the Summary Compensation Table in this Proxy Statement.

(3)
Pursuant to the Wealth Plan, the Company allocates (as a bookkeeping entry) both a participant's deferral amounts credited to the participant's Wealth Plan account and the Company's credits to such account to one or more deemed investment options (selected by the participant) consisting of various mutual funds selected by the Company. On a periodic basis, the Company then credits (decreases) the participant's account on its books with a number of units of each deemed investment based on the net asset values of the corresponding mutual funds. The Aggregate Balance at December 31, 2009, shown in this table for each participant represents the value of the participant's account based on the December 31, 2009, net asset values of the mutual funds selected by the participant for the participant's deemed investments multiplied by the respective numbers of units of such mutual funds credited as deemed investments to the participant's account as of such date. The Aggregate Earnings in 2009 shown in this table for each participant represent the 2009 performance of the deemed investments selected by the participant; because the value of a participant's Wealth Plan account at any time is based on the value of the deemed investments selected by the participant, the participant's account "earnings" are not meaningful other than as an indication of the performance of a deemed investment as reflected in its unit value on a particular day.

(4)
In 2001, with respect to his deferral for 2002, Mr. Wiese elected a pre-termination distribution of his account balance to be paid to him over a 60-month period. The first monthly payment was made in February 2007.

(5)
Under the terms of the Wealth Plan, all of the named executive officers are fully vested in their Wealth Plan account balances. A portion of Mr. Wiese's Wealth Plan account balance is currently being distributed to him, and the remaining balance will be paid to him upon separation of service or to his beneficiary in the event of his death. Each of Messrs. Kalan, Scott, Ruble and Griess has elected to receive (or to have his beneficiaries receive in the event of his death) the value of his Wealth Plan account upon the termination of his employment or upon his death either in a lump-sum or in monthly payments over a period of not more than 180 months.

Risks Related to Compensation Policies and Practices for All Employees.

        We have reviewed our compensation policies and practices for our employees and have concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on us.

Employment Agreements

        The Company entered into employment agreements with Mr. Kalan in January 2001, with Mr. Scott in June 2005, with Mr. Wiese in April 2006 and with Mr. Ruble in January 2001. These employment agreements were amended several times subsequent to their original dates. In May 2008, the Company entered into restated employment agreements with these individuals to reflect the terms of the original agreements and all amendments thereto. Subsequently, the restated employment agreements were amended in August 2008. In February 2009, the Company entered into an employment agreement with Mr. Griess and amended Mr. Scott's employment agreement. For purposes of this section, the employment agreements, as amended and restated, of Messrs. Kalan, Scott, Wiese, Ruble, and Griess, are collectively referred to as the "employment agreements."

        Mr. Kalan's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 50% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Kalan's 2009 annual base salary is $500,000, and his 2009 incentive bonus target is 110% of his base salary.

        Mr. Scott's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Scott's current annual base salary is $438,000, and his current incentive bonus target is 75% of his base salary. On March 3, 2010, the Company and Mr. Scott, agreed that Mr. Scott's employment with the Company will terminate effective June 30, 2010. Mr. Scott shall be entitled to the benefits under Section 10(d) of his employment agreement, relating to benefits for termination without cause prior to a change of control.

        Mr. Wiese's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Wiese's current annual base salary is $335,000, and his current incentive bonus target is 65% of his base salary.

        Mr. Ruble's restated employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 40% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Ruble's current annual base salary is $280,000, and his current incentive bonus target is 65% of his base salary.

        Mr. Griess' employment agreement provides for a base salary at an annual rate which is not less than his base salary in effect on December 31 of the immediately preceding calendar year, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverages. Mr. Griess' current annual base salary is $325,000, and his current incentive bonus target is 65% of his base salary.

        Each of the employment agreements will terminate upon the executive's death, and the Company may terminate the employment of the executive in the event of his disability for a continuous period of more than six months or for more than 180 days in the aggregate during any 12-month period. The Company also may terminate the employment of the executive for "cause", the definition of which appears below. In the cases of death or disability, the executive (or his estate) would be entitled to receive his base salary through the employment termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date, and a pro rata portion of his annual incentive bonus for the year in which his employment terminates. In the case of termination for cause, the executive is not entitled to receive any salary after the employment termination date or any portion of his incentive bonus for the year in which his employment terminates. If the executive voluntarily resigns prior to the termination of his employment agreement, then he is entitled to receive only his base salary through the employment termination date and any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date (unless such date is December 31, in which case he also is entitled to receive his incentive bonus for the year of termination).

        If the Company terminates the employment of the executive without cause prior to a change of control of the Company, then the Company must continue to pay such person's base salary for two years after the termination in the case of Mr. Kalan and one year after the termination in the cases of Messrs. Scott, Wiese, Ruble, and Griess (in each case, less compensation received from another employer), any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date, and an additional amount equal to a specified percentage of such person's base salary (160% in the case of Mr. Kalan, 190% in the case of Mr. Scott, and 115% in the cases of

Messrs. Wiese, Ruble, and Griess, and in each case, one-half is payable within 30 days of the termination and the other one-half payable one year after the termination). If the termination without cause occurs after a change of control of the Company, then the Company must pay the executive's base salary for two years after the termination (in a lump sum within 30 days after the termination and without regard to other employment), any other amounts or benefits earned, accrued or owed to him but not paid as of the employment date, and an additional amount equal to a specified percentage of such person's base salary (210% in the case of Mr. Kalan, 175% in the case of Mr. Scott, and 165% in the cases of Messrs. Wiese, Ruble, and Griess, and in each case payable in a lump sum within 30 days after the termination). Additional information with respect to the matters discussed in this paragraph appears under "Potential Payments Upon Termination of Employment" later in this Proxy Statement.

        The employment agreements contain provisions relating to a constructive termination (consisting of a material change in the executive's duties and responsibilities or assignment to the executive of materially inappropriate duties and responsibilities, in either case without the executive's written consent) but require that the employee give notice to the Company of a claimed constructive termination, and the Company then has an opportunity to take appropriate actions to remove the basis for such claim. If a constructive termination occurs, then the executive is entitled to the same compensation as if the Company had terminated his employment without cause (either before or after a change of control of the Company, as the case may be).

        If the Company terminates the executive's employment because of the executive's disability, then the executive is entitled to continue his participation in the Company's group medical and hospital insurance, dental insurance, life insurance and long-term care insurance plans (the "Group Plans"), to the extent permitted by the Group Plans or applicable governmental regulations, until the first to occur of the cessation of such disability, the executive's death, attainment of age 65 or receipt of substantially equivalent benefits from another employer. If the Company terminates the executive's employment without cause prior to a change of control, then the executive is entitled to continue his participation in the Group Plans for two years after the effective date of such termination in the case of Mr. Kalan and one year after the effective date of such termination in the cases of Messrs. Scott, Wiese, Ruble, and Griess to the extent permitted by the Group Plans or applicable governmental regulations, or until his receipt of substantially equivalent benefits from another employer, whichever occurs first; if the termination without cause occurs after a change of control, then the potential period of continued participation in the Group Plans is two years rather than one year for all of the executives. In the case of a constructive termination, the executive's continued participation in the Group Plans is on the same basis as if the Company had terminated the executive's employment without cause (either before or after a change of control of the Company, as the case may be).

        For purposes of the restated employment agreements with Messrs. Scott and Wiese, "cause" means (i) the executive's confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty, (ii) the executive's certification of materially inaccurate financial or other information pertaining to the Company or any of its subsidiaries with actual knowledge of such inaccuracies on the part of the executive, (iii) the executive's refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Company or any of its subsidiaries unless such refusal or willful failure is based upon a written direction of the Board or the written advice of counsel, (iv) the executive's excessive absenteeism (other than by reason of physical injury, disease or mental illness) without a reasonable justification, (v) material violation by the executive of his nondisclosure obligations under the employment agreement, (vi) habitual and material negligence by the executive in the performance of his duties and responsibilities under the employment agreement and failure on the part of the executive to cure such negligence within 20 days after his receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such negligence, (vii) material non-compliance by the executive with his performance obligations under the employment agreement and failure to correct such non-compliance within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such non-compliance, (viii) material failure by the executive to comply with a lawful directive of the Board or the chief executive officer of the Company and failure to cure such non-compliance within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such non-compliance, (ix) a material breach by the executive of any of his fiduciary duties to the Company or its subsidiaries and, if such breach is curable, the executive's failure to cure such breach within 20 days after the executive's receipt of a written notice from the Board or the chief executive officer of the Company setting forth in reasonable detail the particulars of such breach or (x) willful misconduct or fraud on the part of the executive in the performance of the executive's duties under the employment agreement as determined in good faith by the Board. The definition of "cause" in the restated employment agreements with Messrs. Kalan, Ruble and Griess do not contain clauses (ii) and (iii) in the foregoing list of events constituting "cause". In no event will the results of operations of the Company or any business judgment made in good faith by the executive constitute an independent basis for termination for cause of the executive's employment under the employment agreement. Any termination of the executive's employment for cause must be authorized by a majority vote of the Board taken not later than six months (in the cases of Messrs. Scott and Wiese) or nine months (in the cases of Messrs. Kalan , Ruble, and Griess) after a majority of the members of the Board (other than the executive) have actual knowledge of the occurrence of the event or conduct constituting the cause for such termination. For purposes of the unvested restricted stock discussed below, the definition of "cause" is the same as the definition in the restated employments agreements with Messrs. Scott and Wiese.

        For purposes of the restated employment agreements and the unvested restricted stock discussed below, a "change of control" of the Company generally includes (i) the merger or consolidation of the Company into another corporation, (ii) the acquisition of 30% or more of the outstanding Common Stock by any person, entity, or group of persons, (iii) a "going private" transaction involving the Company, (iv) the sale or other disposition of all or substantially all of the Company's property and assets, (v) the disposition to a third party of a major portion or portions of the Company's business measured either by the consideration received as a percentage of the market value of the Common Stock or by the revenues of the Company represented by the business being sold and (vi) a change in a majority of the members of the Board without approval of 75% of the incumbent directors. The preceding sentence is qualified by reference to the actual more detailed definition of "change of control" contained in the applicable agreements between the Company and Messrs. Kalan, Scott, Wiese, Ruble, and Griess, respectively.

Potential Payments Upon Termination of Employment

        The closing market price of the Common Stock on December 31, 2009, was $19.09 per share.

        Assuming that the executive's death, the termination of the executive's employment by reason of his disability or the executive's voluntary resignation occurred on December 31, 2009, the executive would be entitled to receive his base salary through the termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date, and his incentive bonus for 2009 but no further cash payments or benefits from the Company except as provided in the following sentence. In the case of a termination of the executive's employment by reason of his disability, the executive would be entitled to the continuation of group medical, dental, life and long-term disability insurance until the first to occur of the cessation of such disability, the executive's death, attainment of age 65 or receipt of substantially equivalent benefits from another employer. The monthly premiums at December 31, 2009, for such insurance coverages were approximately $1,391 for Mr. Kalan (age 50), $1,036 for Mr. Scott (age 59), $1,424 for Mr. Wiese (age 50), $1,424 for Mr. Ruble (age 49), and Mr. Griess (age 41), $936.

        Assuming that the termination of the executive's employment for cause occurred on December 31, 2009, the executive would be entitled to receive his base salary through the termination date and any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date but no further cash payments or benefits from the Company.

Termination Without Cause Prior to a Change of Control

        Assuming that the Company terminated the executive's employment on December 31, 2009, without cause (including a constructive termination) prior to a change of control of the Company, the executive would be entitled to receive his base salary through the termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date, and his incentive bonus for 2009. In addition, the executive would be entitled to receive the payments and benefits shown in the following table:

Payment or Benefit	Kalan	Scott	Wiese	Ruble	Griess	Totals
Base salary(1)	$1,000,000	$438,000	$335,000	$280,000	$325,000	$2,378,000
Additional amount of base salary(2)	800,000	832,200	385,250	322,000	373,750	2,713,200
Group medical, dental, life and long-term disability benefits(3)	33,376	12,427	17,089	17,089	11,232	91,213

	$1,833,376	$1,282,627	$737,339	$619,089	$709,982	$5,182,413

(1)
Base salary amounts (two years for Mr. Kalan and one year for the other executive officers) would be reduced by any compensation received from another employer and is payable ratably over the 24 months following the termination of employment for Mr. Kalan and over the 12 months following termination of employment for the other executive officers.

(2)
Amount payable would be 50% no later than 30 days after the effective date of termination of employment, and the other 50%, without interest, one year after the effective date of termination of employment.

(3)
Amount represents premiums based upon monthly premiums being paid as of December 31, 2009, payable for 24 months following termination of employment for Mr. Kalan and over 12 months following termination of employment for the other executive officers. Benefits will cease upon the executive's receipt of substantially equivalent benefits from another employer.

Termination Without Cause After a Change of Control

        Assuming that the Company terminated the executive's employment on December 31, 2009, without cause (including a constructive termination) after a change of control of the Company, the executive would be entitled to receive his base salary through the termination date, any other amounts or benefits earned, accrued or owed to him but not paid as of the employment termination date, and his incentive bonus for 2009. In addition, the executive would be entitled to receive the payments and benefits shown in the following table (which include the value of 193,749, 54,999, 92,499, 75,832, and 65,936 unvested shares of restricted stock held, respectively, by Messrs. Kalan, Scott, Wiese, Ruble, and

Griess on December 31, 2009, which would vest upon such termination of employment without cause after a change of control):

Payment or Benefit	Kalan	Scott	Wiese	Ruble	Griess	Totals
Base salary(1)	$1,000,000	$876,000	$670,000	$560,000	$650,000	$3,756,000
Additional amount of base salary(1)	1,050,000	766,500	552,750	462,000	536,250	3,367,500
Group medical, dental, life and long-term disability benefits(2)	33,376	24,854	34,178	34,178	22,464	149,050
Acceleration of vesting of restricted stock awards(3)	3,698,668	1,049,931	1,765,806	1,447,633	1,258,719	9,220,757

	$5,782,044	$2,717,285	$3,022,734	$2,503,811	$2,467,433	$16,493,307

(1)
Amount payable in a lump sum within 30 days after the termination of employment without regard to other employment.

(2)
Amount represents premiums for 24 months, based upon monthly premiums being paid as of December 31, 2009. Benefits will cease upon the executive's receipt of substantially equivalent benefits from another employer.

(3)
Amount represents the number of shares of unvested restricted stock that would vest upon the termination of employment after a change of control, multiplied by the closing market price of the Common Stock on December 31, 2009 of $19.09.

        If any of the payments required to be made to Messrs. Kalan, Scott, Wiese, Ruble or Griess upon a termination of employment without cause (including a constructive termination) prior to or after a change of control of the Company constitute "excess parachute payments" under Section 280G (the Golden Parachute provision) of the Internal Revenue Code of 1986 and the executive becomes liable for any excise tax on such payments (and any interest or penalties on such excise tax), then the Company must pay to the executive (i) the amount of such excise tax, interest and penalties (the initial "gross-up payment") and (ii) a series of additional amounts equal to the income, excise and other taxes for which the executive would become liable as a result of the initial "gross-up payment" and each such additional "gross-up payment". The Company has similar obligations to the executives in the case of accelerated vesting of restricted shares of Common Stock as a result of a termination of employment without cause (including a constructive termination) after a change of control. The Company believes that payments in the amounts set forth in the immediately preceding table would not constitute "excess parachute payments".

        Each restated employment agreement described above contains provisions (i) restricting the disclosure by the executive of confidential information of the Company during the term of the agreement and thereafter, (ii) restricting the executive from soliciting employees of the Company for employment with another employer for a period of one year after the termination of the executive's employment with the Company and (iii) restricting the executive from engaging in various activities directly or indirectly involving competition with the Company for a period of one year after the termination of the executive's employment with the Company. Each agreement authorizes the Company to seek injunctive relief to prevent a violation or potential violation of the restrictive provisions described in this paragraph, and the Company also can exercise any other rights and remedies that might be available to the Company in the particular circumstances.

COMPENSATION COMMITTEE REPORT

        The following Compensation Committee Report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A, other than as provided below, or to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent that the Company specifically requests that such information be incorporated by reference or treated as soliciting material.

        We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis which appears in this Proxy Statement and is required by Item 402(b) of SEC Regulation S-K.

        Based upon such review and discussions, we recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors:
Frank V. Sica, Chairman Ronald H. Cooper Donald V. Smith James A. Unruh

PROPOSAL 2: APPROVAL OF THE POTENTIAL ISSUANCE OF SHARES OF
COMMON STOCK EQUAL TO 20% OR MORE UPON CONVERSION OF OUR
3.0% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2017

Summary

        The primary purpose of the proposal is to eliminate the Daily Share Cap (as defined below) required by the terms of our 3.0% Senior Subordinated Convertible Notes due 2017 (the "Notes"). The Daily Share Cap is required under listing standards of The NASDAQ Global Select Market because the Notes were issued in connection with a transaction other than a public offering, and the convertibility feature of the Notes could result in 20% or more of our common stock being issued. Accordingly, under those listing standards, we cannot issue more 20% or more of our common stock without a shareholder approval. The indenture, as described below, provides that upon conversion of the Notes (except in certain make-whole fundamental changes as described below) we will satisfy (i) the principal amount in cash, (ii) any amounts up to the Daily Share Cap in cash, shares or a combination thereof, and (iii) any amounts greater than the Daily Share Cap in cash. As a result, the Daily Share Cap limits the issuance of our shares upon conversion of the Notes to 19.99% of our outstanding common stock with any conversion value greater than 19.99% required to be paid in cash. This proposal provides that we can settle, upon conversion, any amounts greater than the principal in cash, shares or a combination thereof without regard to the Daily Share Cap.

Background of the Transaction

        On February 24, 2010, we entered into a purchase agreement under which we agreed to sell up to $150 million aggregate principal amount of the Notes (of which $20 million was issued upon exercise of the initial purchasers' overallotment option) to Barclays Capital Inc., J.P. Morgan Securities Inc., and UBS Securities LLC, as the initial purchasers, for resale to certain qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933. On March 1, 2010, the sale of the Notes was settled, and the Notes were issued pursuant to the terms of the indenture. The purchase agreement includes customary representation and warranties, and under its terms, we agreed to indemnify the initial purchasers against certain liabilities.

        The net proceeds from the sale of the Notes were approximately $145 million, after deducting the initial purchasers' discount and estimated offering expenses. We used approximately $29.3 million of the proceeds to repurchase 1.5 million shares of our common stock under an existing stock repurchase program from one of the initial purchasers. We intend to use the remainder of the proceeds for general corporate purposes, which may include the repurchase of a portion of our $170.3 million of outstanding 2.5% Senior Subordinated Convertible Contingent Debt Securities (the "CODES") and payment of any related tax liabilities.

        The Notes are governed by an indenture, dated as of March 1, 2010, between The Bank of New York Mellon Trust Company, N.A., as trustee and us. The indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. The Notes bear interest at a rate of 3% per annum, payable semi-annually in cash in arrears on March 1 and September 1 of each year, beginning September 1, 2010. The Notes will mature on March 1, 2017. The Notes are general unsecured obligations, are equal in right of payment to the CODES, and are subordinated to our future senior indebtedness.

        Upon conversion, the Notes will be convertible into cash up to the principal amount with the remaining conversion value (the "Remaining Amount") to be satisfied, at our option, in shares of our common stock up to a certain limit, cash or combination thereof. Under the indenture for the Notes, the conversion rate on the Notes is initially 40.8998 shares of common stock per $1,000 in principal amount of the Notes, subject to adjustment upon certain events, which conversion rate is equivalent to an initial conversion price of approximately $24.45 per share of our common stock.

        Prior to September 1, 2016, a holder of the Notes shall have the right to convert all or any portion of the Notes if any of the following conditions are met:

  •
  If, during any fiscal quarter, the closing price of our common stock for a period of at least 20 consecutive trading days in the 30 day trading day period ending on the last trading day of the preceding fiscal quarter is greater than 130% of the conversion price on each applicable trading day;

  •
  Subject to certain exceptions, if, during the five business day period immediately following any 10 consecutive trading day period (the "measurement period"), in which the trading price per $1,000 principal amount of Notes for each day of that measurement period was less than 98% of the product of (x) the closing price of our common stock on that day and (y) the conversion rate on such day; or

  •
  upon the occurrence of specified corporate transactions.

        On or after September 1, 2016 until the close of business on the third scheduled trading day immediately preceding the maturity date, each holder may convert the Notes at any time, regardless of the foregoing circumstances. However, settlement will not occur until March 1, 2017.

        If we undergo a fundamental change (as defined below), each holder may require us to repurchase the Notes in whole or in part for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. Under the indenture, a "fundamental change" includes certain mergers or consolidations, delisting of our shares of common stock and other corporate actions having a similar effect with respect to our common stock.

        Certain fundamental changes are referred to as "make-whole fundamental changes" and include changes resulting from (i) acquisitions by any person of shares of our common stock entitling such person the right to 50% or more of the total voting power of all shares of the Company, or (ii) any consolidation or merger of the Company with or into any other person or any sale or other disposition of substantially all of our properties and assets, in each case where 10% or more of the consideration paid in any such transaction consists of cash, securities or other property that is not listed on a national securities exchange or automated inter-dealer quotation system. Following a make-whole fundamental change occurring prior to the maturity date, we will, in certain circumstances, increase the conversion rate, as provided in the indenture, if any holder elects to convert its Notes in connection with such a corporate event. Upon surrender of the Notes for conversion, we will pay cash or a combination of cash and shares of common stock as described above, except that if the consideration for our common stock in any make-whole fundamental change described in (ii) above is comprised entirely of cash, for any conversion of Notes following the effective date of such transaction, our conversion obligation will be calculated based solely on the "stock price" (as defined below) for the transaction and will be deemed to be an amount equal to the conversion rate (including any adjustment), multiplied by such stock price. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid per share ("stock price") of our common stock in such transaction. If the holders of the common stock receive only cash in a make-whole fundamental change described in (ii) above, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change. If the price of our common stock in the transaction is greater than $50.00 per share or less than $19.56 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate exceed 51.1247 per $1,000 principal amount of Notes, subject to adjustments. Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

NASDAQ Listing Standard

        Certain provisions in the indenture could potentially result in the issuance of 20% or more of our common stock outstanding at the time the Notes are issued, and certain listing standards of The NASDAQ Global Select Market limit the number of shares we may issue upon conversion of the Notes. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the Notes are issued unless we obtain stockholder approval of issuances in excess of such limitation. We complied with the NASDAQ listing standards by placing a "cap" on the number of shares that we can issue upon conversation of the Notes. For this transaction, the "daily share cap" is 2.2706 shares per $1,000 principal amount of notes (the "Daily Share Cap"), which is equivalent to 19.99% of our common stock outstanding immediately before the issuance of the notes divided by the product of the aggregate principal amount of notes outstanding at their initial issuance (expressed in thousands) and the number of trading days in the observation period (these provisions are referred to below as the "Share Cap"). This Daily Share Cap applies for the life of the transaction unless we obtain stockholder approval to issue 20% or more of our common stock outstanding. Accordingly, without stockholder approval of such issuances, in the event that the daily share amount (or if we elect to specify a cash percentage, the product of (i) the daily share amount and (ii) 100% minus the cash percentage) for any trading day during the observation period exceeds the Daily Share Cap, we will deliver cash in lieu of such excess shares based on the volume-weighted average price of our common shares on such trading day.

        The Company has the right to determine whether the holders of the Notes receive cash, stock or a combination thereof for the Remaining Amount upon conversion. The Daily Share Cap limits the number of shares issuable by the Company upon conversion, and notwithstanding this limitation, the Company may settle with the holders of the Notes in cash. If this Proposal 2 is approved by our stockholders, the Company would have the flexibility to issue shares of common stock upon conversion of the Notes in an amount exceeding 19.99% of the common stock outstanding on the date the Notes are first issued, and the Daily Share Cap will no longer be applicable to the calculation of the settlement amounts due upon conversion. If stockholder approval is not obtained, the Company would be required to continue to comply with the Daily Share Cap.

Questions and Answers on Proposal 2

        The following questions and answers address briefly some questions you may have regarding Proposal 2. These questions and answers may not address all questions that may be important to you as a stockholder. For additional information regarding the Notes, please refer to our Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 25, 2010, and March 2, 2010, and the full text of the purchase agreement and indenture (including the form of the Notes), each of which is attached as an exhibit to the Current Report on Form 8-K filed March 2, 2010.

Q:    Why are we considering a proposal to allow an increase in the number of shares of common stock issuable upon conversion of the Notes?

A.    This Proposal 2 removes the Daily Share Cap restrictions in the Notes and provides us with the flexibility to settle any amounts greater than the Daily Share Cap in cash, shares or a combination thereof. We are subject to the NASDAQ Listing Rules because our common stock is listed on the NASDAQ Global Market. NASDAQ Listing Rule 5635(d)(2) requires stockholder approval of any sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock outstanding or 20% or more of the voting power outstanding before such issuance for a price less than the greater of book or market value of the common stock at the time of such issuance. Shares of our common stock issuable upon conversion of the Notes are considered common stock issued for the purposes of determining whether the 20% limit has been reached in the private offering. In certain events, the total number of shares of our common stock issuable upon conversion could result in the issuance of more than 20% of our outstanding common stock on the closing date of the transaction, March 1, 2010. To comply with this listing rule, we placed the Daily Share Cap of 2.2706 shares in the indenture. The Daily Share Cap ensures that the Notes are not initially convertible into more than 45.412 shares of common stock per $1,000 in principal amount of Notes, which is equivalent to less than 19.99% of our common stock.

Q:    If stockholder approval is obtained, are there any limitations on the number of shares of common stock issuable upon conversion of the Notes?

A.    Yes. If stockholder approval is obtained, there will be no Daily Share Cap applicable to the calculation of the settlement amounts due upon conversion, and the Share Cap provisions in the indenture shall cease to be operative. However, in the event of a make-whole fundamental change, the conversion rate will not exceed 51.1247 per $1,000 principal amount of Notes, subject to adjustments.

Q:    If stockholder approval is obtained, what will be the impact on the rights of existing stockholders?

A.    If stockholder approval is obtained, the number of shares of common stock that are potentially issuable through conversion of the Notes will increase. If we do not use cash to satisfy our conversion obligations, the issuance of additional shares would potentially increase the dilution of our existing common stockholders' ownership and voting interests in us, through conversion of the Notes. On February 26, 2010, the number of shares of common stock outstanding was 35,576,446, and the initial conversion price was 40.8998 shares of common stock per $1,000 in principal amount of the Notes. Under the terms of the indenture, upon conversion, we may issue not more than 19.99% of the total number of shares of common stock outstanding (assuming no other adjustments to the conversion price). On the other hand, if stockholder approval is obtained, we could issue, but are not obligated to issue, shares in excess of 20% of our common stock upon conversion of the Notes.

        The rights and privileges associated with the common stock potentially issuable through conversion of the Notes will be identical to the rights and privileges associated with the common stock held by our existing stockholders, including voting rights. Subject to preferences applicable to any preferred stock outstanding at the time, our holders of common stock are entitled to receive ratably such dividends, if any, as our Board lawfully may declare from time to time. Upon our dissolution, the holders of common stock are entitled to share ratably in the assets remaining after payment of our liabilities and subject to the liquidation preference of any outstanding preferred stock. Holders of common stock, as such, have no preemptive, subscription, redemption, or conversion rights and are not subject to future calls or assessments by us.

Q:    Do the conversion rates and conversion prices discussed above assume no other adjustments to the initial conversion rate?

A.    Yes. The conversion rates and conversion prices discussed above assume no other adjustments to the initial conversion rate. The indenture provides for adjustments, including adjustments in the event of any stock dividend, share split or share combination, certain rights or warrant offerings, cash dividends, distributions of property, assets or securities, and certain tender offers by us. If the conversion rate were adjusted pursuant to the other adjustment provisions of the indenture, the conversion rate and conversion prices would have to be adjusted accordingly. As of the date of this proxy statement, there have been no adjustments to the initial conversion rate or the initial conversion price. In addition, in the event of a make-whole fundamental change, the conversion rate would be adjusted as described, but in no event would the conversion rate exceed 51.1247 per $1,000 principal amount of Notes.

Q:    What if stockholder approval is not obtained at the Annual Meeting?

A.    Unless we obtain stockholder approval of the potential issuances of shares of common stock above the Daily Share Cap, the Daily Share Cap remains at 2.2706 shares per $1,000 principal amount of Notes, which is equivalent to 19.99% of our common stock outstanding immediately before the issuance of the Notes divided by the product of the aggregate principal amount of Notes outstanding at their initial issuance (expressed in thousands) and the number of trading days in the observation period. Accordingly, this Daily Share Cap may limit our flexibility in settling amounts in excess of the Daily Share Cap due upon conversion, and we would be required to deliver cash in lieu of shares otherwise deliverable for any trading day in the relevant observation period in excess of the Daily Share Cap.

The Board Recommends that Stockholders
Vote FOR the Potential Issuance of Shares of
Common Stock Equal to 20% or More upon Conversion of our
3.0% Senior Subordinated Convertible Notes due 2017

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of KPMG LLP served as the Company's independent registered public accounting firm for 2009 and has been appointed by the Company's Audit Committee to serve in such capacity for 2010. The Company expects that a representative of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

        The following table sets forth (i) as "Audit Fees" the aggregate fees billed by KPMG LLP for 2009 and 2008 for professional services rendered for audits of the Company's annual consolidated financial statements and reviews of financial statements included in the Company's quarterly reports on Form 10-Q as well as for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for such periods, such as the attestation on the effectiveness of the Company's internal control over financial reporting, (ii) as "Audit-Related Fees" the aggregate fees billed by KPMG LLP in 2009 and 2008 for assurance and related services that are reasonably related to the performance of the audits or reviews of the Company's financial statements that are not reported under "Audit Fees," and (iii) as "Tax Fees" the aggregate fees billed by KPMG LLP in 2009 and 2008 for federal, state and foreign tax compliance, tax advice and tax planning services:

	2009	2008
Audit Fees	$713,192	$732,061
Audit-Related Fees	—	—
Tax Fees	17,514	12,576

Total:	$730,706	$744,637

        Other than as reported above, no other fees were billed by KPMG LLP for 2009 or 2008.

Pre-Approval Policies and Procedures

        The Charter of the Company's Audit Committee requires the Committee to approve, in advance of the performance of the services, all audit and permissible non-audit services to be provided to the Company by the Company's independent registered public accounting firm. The Audit Committee has delegated to the chairman of the Committee the authority to perform the Committee's responsibilities with respect to such approvals. The Audit Committee chairman is required to report to the Committee at its next meeting on the manner in which such delegated performance was carried out by him. Each year since 2003, the engagement of KPMG LLP to provide services to the Company has been approved in advance either by the Audit Committee or by the chairman of the Committee pursuant to the delegated authority referred to above.

        Although the Company's Audit Committee is directly responsible for the appointment of the Company's independent registered public accounting firm, the Board is requesting the Company's stockholders to ratify the Audit Committee's appointment of KPMG LLP to serve in such capacity for 2010 so that the Company will have the benefit of its stockholders' views on such appointment. If the stockholders do not ratify such appointment, the Audit Committee nevertheless may determine that it is in the best interests of the Company and its stockholders to keep such appointment in effect for 2010. Whether or not the appointment of KPMG LLP is ratified by the stockholders, the Audit Committee at any time during the year may appoint a different independent registered public accounting firm for 2010 if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

        Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2010 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will have the effect of a "no" vote with respect to such matter.

The Board Recommends that Stockholders
Vote FOR Ratification of the Appointment of KPMG LLP as the
Company's Independent Registered Public Accounting Firm for 2010.

 REPORT OF THE AUDIT COMMITTEE

        The following report of the Audit Committee is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A, other than as provided below, or to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent that the Company specifically requests that such information be incorporated by reference or treated as soliciting material.

        The primary purposes of the Audit Committee, as set forth in its Charter, is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and provide oversight of our risk management program.

        We have implemented procedures to assure that the Audit Committee performs each of its responsibilities under its Charter. During 2009, and thereafter through the completion of the audit of the Company's financial statements for such year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company's independent registered public accounting firm.

        We reviewed and discussed both with management of the Company and with the Company's independent registered public accounting firm, KPMG LLP, the Company's audited consolidated financial statements for 2009.

        We also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance.

        We received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, and have discussed with KPMG LLP its independence.

        Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this report, we recommended to the Board that the audited consolidated financial statements of the Company for 2009 be included in the Company's Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission. The purpose of the Audit Committee, as set forth in its Charter, is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

Audit Committee of the Board of Directors:
Bernard W. Reznicek, Chairman Donald B. Reed Janice I. Obuchowski

 RELATED PARTY TRANSACTIONS

        Our Audit Committee Charter, as amended August 14, 2007, requires the Audit Committee to review and approve all related party transactions. For purposes of the charter, the term "related party transactions" includes all transactions required to be disclosed pursuant to SEC Regulation S-K Item 404. As defined by Item 404, a "related party transaction" is generally any effected or proposed transaction, arrangement or relationship in which:

  (i)
  The Company was or is to be a participant;

  (ii)
  The amount involved exceeds or is expected to exceed $120,000; and

  (iii)
  Any "related person" has an interest.

        "Related person" generally means:

  •
  A director or director nominee of the Company;

  •
  An executive officer of the Company;

  •
  A stockholder who is known to be the beneficial owner of more than 5% of our common stock; or

  •
  Any "immediate family member" of a director, director nominee, executive officer or beneficial owner of more than 5% of our common stock. "Immediate family members" include spouse, children, parents, siblings, in-laws, stepparents and stepchildren and any other person sharing the related person's household.

  •
  Any firm, corporation or other entity in which any of the foregoing persons (i) is employed by, a director of or a partner or principal in such entity or (ii) has a beneficial ownership interest of 10% or more.

        Since the beginning of January 1, 2009, there were no transactions, and there are not any currently proposed transactions, in which the Company was or is a participant with any related person, which would be required to be disclosed pursuant to Item 404 of Regulation S-K, other than as described in this Proxy Statement.

OTHER MATTERS

        Because no stockholder has given us timely written notice of business not discussed in this Proxy Statement which such stockholder intends to bring before the Annual Meeting, under our bylaws, no stockholder may properly bring any other business before the Annual Meeting. As of the date of this Proxy Statement, we are not aware of any matter that may come before the Annual Meeting other than the matters discussed in this Proxy Statement; however, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

 ANNUAL REPORT AND FINANCIAL STATEMENTS

        Our 2009 Annual Report on Form 10-K, including financial statements, has accompanied the mailing of this Proxy Statement. The Form 10-K does not constitute and should not be considered a part of this proxy solicitation material. We will provide without charge to each stockholder solicited, upon the written request of any such stockholder, a copy of the Form 10-K filed with the SEC, including the financial statements, exhibits, and schedules thereto, for the fiscal year ended December 31, 2009. Such written request should be directed to Investor Relations Department of the Company at the address appearing on page 4 of this Proxy Statement or may submit an oral request to such department at (303) 200-2000.

By Order of the Board of Directors

Joseph T. Ruble Secretary

April 9, 2010

ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING. HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY.

IF YOU ATTEND THE MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE IN PERSON. IF YOU WISH TO ATTEND AND VOTE AT THE MEETING AND YOUR SHARES ARE HELD IN "STREET NAME", YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 015X3B 3 2 A V + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. For Against Abstain 2. Approval of the potential issuance of shares of common stock equal to 20% or more upon conversion of the Corporation’s 3% Senior Subordinated Convertible Notes due 2017. Change of Address — Please print new address below. 01 - Edward C. Nafus 02 - Janice I. Obuchowski 03 - Donald B. Reed 1. Election of Directors: For Withhold For Withhold For Withhold For Against Abstain 3. Ratification of appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for 2010. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 4 9 8 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T 1234 5678 9012 345 [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1] Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/csgs • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Peter E. Kalan and Joseph T. Ruble, and each or either of them, as attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the “Corporation”) standing in the name of the undersigned at the annual meeting of stockholders of the Corporation to be held at the office of CSG Systems, Inc., 2525 North 117th Avenue, Omaha, Nebraska, at 8:00 a.m. (Central Time) on May 19, 2010, and at any adjournments thereof, on the matters set forth on the reverse side hereof and in their discretion on any other matters that properly may come before such meeting or any adjournments thereof. THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE OTHER MATTERS SET FORTH ON THE REVERSE SIDE HEREOF. The undersigned hereby ratifies and confirms all that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Corporation to be held on May 19, 2010, the Proxy Statement of the Corporation for such Annual Meeting, and the 2009 Annual Report of the Corporation on SEC Form 10-K. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. (Items to be voted appear on reverse side.) . Proxy — CSG Systems International, Inc. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2010. The proxy statement and the Company’s annual report on Form 10-K are available at www.envisionreports.com/csgs. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1]